Exhibit 10.18
Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN
NAVAJO TRANSITIONAL ENERGY COMPANY, LLC,
a Navajo Nation limited liability company,
and
Public Service Company of New Mexico,
a New Mexico corporation

Dated as of November 1, 2020

TABLE OF CONTENTS
i

Schedules:
1.1.4        “Amended Contracts”
1.1.11        “Capital Improvements”
1.1.47(a)    “Seller’s Officers, Employees, and Knowledgeable Persons”
1.1.47(b)    “Purchaser’s Officers, Employees and Authorized Agents”
1.1.62        “Purchaser’s Required Consents”
1.1.63        “Purchaser’s Required Regulatory Approvals”
1.1.72        “Seller’s Required Consents”
1.1.73        “Seller’s Required Regulatory Approvals”
2.1(b)        “Leased Property”
2.1(c)        “Rights-of-Way/Easements and Water Rights”
2.1(h)        “Facilities Contracts”
2.1(i)        “Facilities Permits”
2.1(k)        “Third Party Warranties”
2.1(r)        “Miscellaneous Assets”
2.2(a)        “Excluded Assets”
2.2(c)        “Cash Exceptions”
3.6(a)(ii)    “Operating and Maintenance Expense Pro-Rations”
4.6        “Litigation”
4.7        “Title”
4.9(c)        “Tax Proceedings”
4.9(g)        “Partnership Taxes”
4.10        “Environmental Matters”
4.11        “Facilities Project Contracts”
4.12        “Other Material Real Property”

v

Exhibits:
Exhibit A    Acquired Interests
Exhibit B    Excluded Switchyard Interests
Exhibit C    Assignment and Assumption Agreement
Exhibit D    Bill of Sale
Exhibit E    Landfill
Exhibit F    Lease Assignment
Exhibit G    Form of CSA Release
Exhibit H    Form of CSA Assignment
Exhibit I    Pre-Closing Reclamation Study Required Methodology

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 1, 2020 (the “Effective Date”), by and between NAVAJO TRANSITIONAL ENERGY COMPANY, LLC, a Navajo Nation limited liability company (“Purchaser”), and PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation (“Seller”).
BACKGROUND
A.Seller owns certain interests, as more thoroughly described in Exhibit A to this Agreement (the “Acquired Interests”), in facilities and Units comprising the fossil fuel generating facility known as the Four Corners Power Plant located in San Juan County, New Mexico (the “Plant”), as well as certain Assets (as defined herein) associated with the ownership of the Acquired Interests.
B.Seller has identified various interests, as more thoroughly described in Exhibit B, in the Facilities Switchyard (as defined herein) that it deems necessary to retain and exclude from the transactions contemplated by this Agreement (the “Excluded Switchyard Interests”).
C.Seller is a party to the Coal Supply Agreement (as defined herein). In connection with the transactions contemplated by this Agreement, Purchaser seeks to release Seller from its obligations and liabilities pursuant to and under the Coal Supply Agreement pursuant to the CSA Release (as defined herein) in exchange for the consideration set forth herein and the assignment of such obligations and liabilities pursuant to the CSA Assignment (as defined herein) by Seller.
D.Seller desires to sell, and Purchaser desires to purchase, the Acquired Interests, and the Assets, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

1.1.1    2019 Reclamation Study. “2019 Reclamation Study” means that study and report titled “Navajo Mine 2031 Final Reclamation and Closure Plan Cost Estimate”, published by Golder Associates, Inc. and dated as of September 2019 and incorporated herein by reference.
1.1.2    Affiliate. “Affiliate” of a Person means any other Person that (a) directly or indirectly controls the specified Person; (b) is controlled by or is under direct or indirect common control with the specified Person; or (c) is an officer, director, employee, representative or agent or subsidiary of the Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.
1.1.3    Agreement. “Agreement” means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.
1.1.4    Amended Contracts. “Amended Contracts” means those Facilities Contracts and Facilities Documents set forth on Schedule 1.1.4 to be amended or reissued in order for (i) Purchaser to become, and assume the obligations of, a Facilities Owner or (ii) Seller and Purchaser to otherwise achieve the respective benefits of the transactions contemplated hereby, including, for the avoidance of doubt, the Facilities Co-Tenancy Agreement Amendment and the Facilities Operating Agreement Amendment. The Amended Contracts shall provide that (a) to the extent the Facilities Contracts and Facilities Documents apply thereto, Seller shall retain all liability for, and Purchaser shall have no liability with respect to, the Excluded Liabilities contemplated herein associated with Landfill Obligations, Decommissioning and Pre-Closing Environmental Liabilities (subject to Section 2.4(i)), including direct billing of payment obligations associated with such liabilities to Seller and (b) to the extent permitted by the other Facilities Owners, Seller shall retain its rights and obligations with respect to Decommissioning under the Facilities Co-Tenancy Agreement, including, for the avoidance of doubt, any voting rights, veto rights or rights to control the processes or liabilities directly related to Decommissioning.
1.1.5    Ancillary Agreements. “Ancillary Agreements” means the Lease Assignment, the Bill of Sale, the Assignment and Assumption Agreement, and any other agreement to be executed and delivered by the Parties under this Agreement, and for Purchaser also includes any counterparts to the Facilities Contracts that Purchaser will be required to execute at the Closing.
1.1.6    Article. “Article” means a numbered article of this Agreement. An Article includes all the numbered sections of this Agreement that begin with the same number as that Article.
1.1.7    Assignment and Assumption Agreement. “Assignment and Assumption Agreement” means the assignment and assumption agreement between Seller and Purchaser in the form attached to this Agreement as Exhibit C, to be delivered at the Closing and pursuant to which Seller shall assign to Purchaser all of Seller’s right, title and interest in and to the Facilities Contracts, certain intangible assets and certain other Assets (which, for the avoidance of doubt, shall not include those interests assigned pursuant to the Lease Assignment and the CSA Assignment), and Purchaser shall accept such assignments and assume the Assumed Liabilities.
1.1.8    Bill of Sale. “Bill of Sale” means the bill of sale from Seller to Purchaser in the form attached to this Agreement as Exhibit D, to be delivered at the Closing.
1.1.9    Business Day. “Business Day” means a day other than Saturday, Sunday or a day on which banks are legally closed for business in the State of New Mexico.
1.1.10    Capital Expenditure. “Capital Expenditure” means any additions to or replacements of property, plant and equipment in accordance with any of the Facilities Contracts, including any costs associated with Capital Improvements.

1.1.11    Capital Improvements. “Capital Improvements” means the contemplated or ongoing capital improvements to the Plant listed on Schedule 1.1.11.
1.1.12    Coal Supply Agreement. “Coal Supply Agreement” means the Amended and Restated Four Corners 2016 Coal Supply Agreement, dated as of June 29, 2018, but effective as of July 1, 2018 by and among Purchaser, Arizona Public Service Company, Seller, Salt River Project Agricultural and Improvement District, and Tucson Electric Power Company.
1.1.13    Code. “Code” means the Internal Revenue Code of 1986, as amended.
1.1.14    Commercially Reasonable Efforts. “Commercially Reasonable Efforts” means efforts by a reasonable Person in the position of a Party which are designed to enable a Party to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by, or to perform its obligations under, this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount for transactions like those contemplated by this Agreement.
1.1.15    Consent Decree. “Consent Decree” means that certain Consent Decree, dated August 17, 2015, as amended by that certain First Amendment to Consent Decree, dated June 19, 2018, that settled litigation pending in the United States District Court for the District of New Mexico alleging violations of (a) the Prevention of Significant Deterioration provisions of Part C of Subchapter I of the Clean Air Act (“CAA”), 42 U.S.C. §§ 7470-7492 and the regulations promulgated thereunder as set forth at 40 C.F.R. § 52.21; (b) Section 111 of the CAA, 42 U.S.C. § 7411 and the regulations promulgated thereunder as set forth at 40 C.F.R. § 60.14; and (c) the requirements of Title V of the CAA, 42 U.S.C. §§ 7661 7661f.
1.1.16    Contemporaneous Reclamation. “Contemporaneous Reclamation” has the meaning set forth in the Coal Supply Agreement.
1.1.17    Contemporaneous Reclamation Costs. “Contemporaneous Reclamation Costs” means any costs arising from or related to Contemporaneous Reclamation.
1.1.18    CSA Assignment. “CSA Assignment” means an assignment, assumption and release agreement between Purchaser and Seller in the form attached to this Agreement as Exhibit H, effective as of Closing, assigning the Coal Supply Agreement and all rights and obligations thereunder, including, for the avoidance of doubt, any Reclamation liabilities of Seller, from Seller to Purchaser.
1.1.19    Discount Rate. “Discount Rate” means six point seven percent (6.7%) as set forth in Exhibit J.
1.1.20    Dispute Resolution. “Dispute Resolution” means the dispute resolution mechanisms set forth in Section 7.6 through 7.10 of this Agreement by which to determine any disputes under Article 7.
1.1.21    Emission Allowance. “Emission Allowance” means an authorization to emit one specified unit of pollutant or Hazardous Substance from the Assets, which units are established by the Governmental Authority with jurisdiction over the Assets under (a) an air pollution control and emission reduction program designed to mitigate interstate or intrastate transport of air pollutants, (b) a program designed to mitigate environmental impairment of surface waters, watersheds, or groundwater or (c) any pollution reduction program with a similar purpose. Emission Allowances include allowances, as described above, including credits, regardless of whether the Governmental Authority establishing such allowances designates such allowances by a name other than “allowances.” Except as specifically addressed in Section 2.2(l) with respect to SO2 Emission Allowances, the amount of the Emission Allowances shall be all Emission Allowances granted to the Facilities or to Seller as a result of its ownership interests in the Facilities and in existence and not consumed as of the Closing Date, or subsequently authorized in respect of the Assets, reduced by the Emission Allowances consumed in the operation of the Facilities between the Effective Date and the Closing Date in the ordinary course of business.
1.1.22    Encumbrances. “Encumbrances” means any and all mortgages, pledges, claims, liens, interests, security interests, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects of title, encumbrances, and charges of any kind.
1.1.23    Environment. “Environment” means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins, washes and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land (including land surface or subsurface strata or soil vapor), fish, plants, wildlife and other biota or other environmental medium or natural resource.
1.1.24    Environmental Condition. “Environmental Condition” means the presence, Release or threatened Release to the Environment of Hazardous Substances, including any migration of Hazardous Substances through the Environment, at, to or from the Facilities or the Facilities Switchyard regardless of when such presence, Release or threatened Release occurred or is discovered.
1.1.25    Environmental Laws. “Environmental Laws” means all federal, state, local and tribal civil and criminal laws (including common law), statutes, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to the Environment or human health and welfare, as the same may be amended or adopted, including, without limitation, those relating to Releases or threatened Releases to the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, threatened Release, transport, disposal or handling of Hazardous Substances, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Oil Pollution Act (33 U.S.C. Sec. 2701 et seq.), the Safe Drinking Water Act (42 U.S.C. Secs. 300f through 300j), the Occupational Safety and Health Act (29 U.S.C. Sec. 651 et seq.), or any similar and applicable laws of any Governmental Authority.

1.1.26    Environmental Permits. “Environmental Permits” means all permits, approvals, licenses, registrations, identification numbers and authorizations from any Governmental Authority issued pursuant to any Environmental Law.
1.1.27    Escrow Agreement. “Escrow Agreement” means that certain Four Corners Power Plant Escrow Agreement, dated as of January 15, 2014, by and between Purchaser, U.S. Bank National Association and Operating Agent (on behalf of itself and Seller).
1.1.28    Exhibits. “Exhibits” means the exhibits to this Agreement.
1.1.29    Facilities. “Facilities” means the “Four Corners Project,” as that term is defined in the Facilities Co-Tenancy Agreement, as well as those facilities defined by the following terms in the Facilities Co-Tenancy Agreement, to the extent they relate to the Four Corners Project, and to the extent such facilities exist, as of the Closing Date: “Existing New Facilities,” “Existing Related Facilities,” “Future New Facilities,” and “Future Related Facilities.”
1.1.30    Facilities Co-Tenancy Agreement. “Facilities Co-Tenancy Agreement” means that certain Four Corners Project Co-Tenancy Agreement executed as of July 19, 1966, by and among the Facilities Owners, as amended through Amendment No. 12 dated September 1, 2019.
1.1.31    Facilities Insurance Policies. “Facilities Insurance Policies” means all insurance policies carried by or for the benefit of the Facilities Owners with respect to the ownership, operation or maintenance of the Facilities or the Facilities Switchyard, including all liability, property damage, self-insurance arrangements, retrospective assessments and business interruption policies in respect thereof.
1.1.32    Facilities Lease. “Facilities Lease” means the Supplemental and Additional Indenture of Lease executed as of July 6, 1966, between the Navajo Tribe of Indians and the Facilities Owners, which supplemented and revised the Indenture of Lease dated December 1, 1960, between the Navajo Tribe of Indians and APS, as amended by Amendment and Supplement No. 1 to Supplemental and Additional Indenture of Lease, dated April 25, 1985, as further amended by Amendment and Supplement No. 2 to Supplemental and Additional Indenture of Lease, dated March 7, 2011, and as further amended by Amendment and Supplement No. 3 to Supplemental and Additional Indenture of Lease, dated March 7, 2011.
1.1.33    Facilities Operating Agreement. “Facilities Operating Agreement” means that certain Four Corners Project Operating Agreement entered into as of May 15, 1969, by and among the Facilities Owners, as the same has been amended through Amendment No. 19 dated September 1, 2019.
1.1.34    Facilities Owner. “Facilities Owner” means each Person who, as of the relevant time, is a “Participant” under the Facilities Co-Tenancy Agreement, which, as of the date of this Agreement, means Seller, Arizona Public Service Company, Purchaser, Salt River Project Agricultural Improvement and Power District and Tucson Electric Power Company, in each case in such Person’s capacity as a “Participant”.
1.1.35    Facilities Switchyard. “Facilities Switchyard” means the 500 kV, 345 kV and 230 kV switchyards located at the Facilities, except the Excluded Switchyard Interests.

1.1.36    FERC. “FERC” means the Federal Energy Regulatory Commission as established by the Department of Energy Organization Act of 1977, 42 U.S.C. § 7171, as amended, or its regulatory successor, as applicable.
1.1.37    Final Reclamation. “Final Reclamation” means, under the Coal Supply Agreement, all reclamation and remediation activities not included within the definition of Contemporaneous Reclamation (as defined in the Coal Supply Agreement), which are conducted by Purchaser at the Navajo Mine to decommission facilities and restore topography, drainage, vegetation and land use and which are reasonably conducted consistent with prudent mining practices and as required by all federal and state laws, regulations, mine lease terms, and mine permits applicable to Purchaser’s mining operations at the Navajo Mine.
1.1.38    Final Reclamation Costs. “Final Reclamation Costs” means all reasonable costs associated with Final Reclamation, estimated in accordance with the Pre-Closing Reclamation Study as set forth in this Agreement.
1.1.39    FIRPTA Certificate. “FIRPTA Certificate” means a certificate of non-foreign status that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and Section 1445 of the Code, to be delivered at the Closing.
1.1.40    Four Corners Financial Assurance Policy. “Four Corners Financial Assurance Policy” means the policy set forth as Exhibit 1 to Amendment No. 16 to the Facilities Operating Agreement.
1.1.41    Governmental Authority. “Governmental Authority” means any federal, state, local or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal; and any Tribal Authority.
1.1.42    Hazardous Substances. “Hazardous Substances” means (a) any petroleum, asbestos, urea formaldehyde foam insulation and/or transformer or other equipment that contains polychlorinated biphenyls, (b) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or “hazardous air pollutants,” or words of similar meaning and regulatory effect, under any Environmental Law, and/or (c) any other chemical, material or substance that is listed or regulated under any Environmental Law because it poses a hazard to human health or welfare or the Environment.
1.1.43    Income Tax. “Income Tax” means any Tax imposed by any Governmental Authority (a) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (a), in each case together with any interest, penalties or additions attributable to such Tax.

1.1.44    Independent Accounting Firm. “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Purchaser for purposes of this Agreement.
1.1.45    Independent Third Party. “Independent Third Party” means either Golder Associates Inc. or, in the event that Golder Associates Inc. is unable to be the Independent Third Party, such other party as otherwise selected by the Parties pursuant to Section 7.2 of this Agreement.
1.1.46    Inflation Rate. “Inflation Rate” means three percent (3%) as set forth in Exhibit J.
1.1.47    Knowledge. The term “Knowledge” or similar phrases in this Agreement means: (a) in the case of Seller, the extent of the actual and current knowledge of Seller’s officers, employees, and knowledgeable persons listed in Schedule 1.1.47(a) at the Effective Date (or, with respect to the certificate delivered pursuant to Section 3.7(j), the date of delivery of the certificate) without any implication of verification or investigation concerning such knowledge; or (b) in the case of Purchaser, the extent of the actual and current knowledge of Purchaser’s officers, employees and authorized agents listed in Schedule 1.1.47(b) at the Effective Date (or, with respect to the certificate delivered pursuant to Section 3.8(g), the date of delivery of the certificate) without any implication of verification or investigation concerning such knowledge.
1.1.48    Landfill. “Landfill” means that certain landfill as identified in the sections labeled “LANDFILL” on the map attached as Exhibit E hereto.
1.1.49    Laws. “Laws” means all federal, state, local and tribal civil and criminal laws, statutes, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders.
1.1.50    Lease Assignment. “Lease Assignment” means an assignment and assumption of Seller’s interest in the Facilities Lease in the form attached hereto as Exhibit F, pursuant to which Seller will convey certain of its right, title and interest in the Assets identified therein to Purchaser under this Agreement, subject to Permitted Encumbrances and may include the retention of certain rights by Seller to access and use the Excluded Switchyard Interests, Excluded Assets and perform Excluded Liabilities, as applicable, including with respect to the § 323 Grants.
1.1.51    Material Adverse Effect. “Material Adverse Effect” means any change, event, circumstance, development, occurrence or effect that, individually or in the aggregate with any other change, event, circumstance, development, occurrence or effect has had or would reasonably be expected to have a materially adverse effect on the business, liabilities, operations or condition (financial or otherwise) of the Acquired Interests and the Assumed Liabilities, taken as a whole, except for any such change or event resulting from or arising out of (a) changes in economic conditions generally or in the industries in which the Facilities operate, whether international, national, regional or local, (b) changes in international, national or regional wholesale or retail markets (including market description or pricing) for energy, electricity or ancillary services, including those due to actions by competitors or changes in international, national or regional electric transmission or distribution systems, including the operation or condition thereof, (c) changes in general regulatory or political conditions, including any acts of war, civil unrest or terrorist activities

(or similar activities), (d) any changes in the costs of commodities, services, equipment, materials or supplies, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services, (e) any natural disaster, act of God, pandemic or epidemic, including the coronavirus pandemic, (f) any change in Law, accounting standards or regulatory policy adopted or approved by any Governmental Authority, (g) any changes or adverse conditions in securities markets, interest rate or currency exchange rates, (h) any actions specifically required to be taken or consent to pursuant to or in accordance with this Agreement, (i) the execution and delivery of this Agreement, the identity of Purchaser, the transactions contemplated herein or the announcement thereof, or (j) any failure to meet any estimates or budgets for any period.
1.1.52    Navajo Mine. “Navajo Mine” means the coal mine located on the Navajo Nation property that is owned by Purchaser and that supplies coal to the Facilities.
1.1.53    NMPRC. “NMPRC” means the New Mexico Public Regulation Commission, or its regulatory successor, as applicable.
1.1.54    NMPRC Approval. “NMPRC Approval” means a final, non-appealable approval of NMPRC received by Seller pursuant to Section 6.2 of this Agreement.
1.1.55    Operating Agent. “Operating Agent” means Arizona Public Service Company, as operating agent under the Facilities Co-Tenancy Agreement and the Facilities Operating Agreement, or its successor in interest.
1.1.56    Party. “Party” means either Seller or Purchaser, as the context requires; “Parties” means, collectively, Seller and Purchaser.
1.1.57    Permitted Encumbrances. “Permitted Encumbrances” means (a) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens, encumbrances or title imperfections with respect to the Assets created by or resulting from the acts or omissions of Purchaser or Operating Agent, (c) liens, charges, claims, pledges, security interests, equities and encumbrances arising under the Facilities Contracts, or which will be and are discharged or released either prior to, or simultaneously with, the Closing, (d) the Assumed Liabilities, and (e) liens, charges, claims, pledges, security interests, equities and encumbrances that (i) do not apply only and exclusively to the interest of Seller but that also constitute liens, charges, claims, pledges, security interests, equities or encumbrances upon the interests of all other Facilities Owners in common and/or the Operating Agent, as agent for all of the Facilities Owners and (ii) that, individually or in the aggregate, are not materially adverse to the operations or physical condition of the Facilities or the Facilities Switchyard.
1.1.58    Person. “Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, or any Governmental Authority.
1.1.59    Pre-Closing Tax Period. “Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, the portion of such period ending on the Closing Date (which may be the same period as subsection (a)).

1.1.60    Property Tax. “Property Tax” means any Tax imposed on the value of real or personal property or a possessory interest in real or personal property assessed by any Governmental Authority.
1.1.61    Purchaser. “Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
1.1.62    Purchaser’s Required Consents. “Purchaser’s Required Consents” means all consents specified in Schedule 1.1.62, which include the consent of any Person (other than a Governmental Authority) necessary for Purchaser’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
1.1.63    Purchaser’s Required Regulatory Approvals. “Purchaser’s Required Regulatory Approvals” means all approvals specified in Schedule 1.1.63, which include the final, non-appealable approval by any Governmental Authority with general regulatory authority over Purchaser or the business and assets represented by the Assets and whose approval is required for Purchaser’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
1.1.64    Reclamation. “Reclamation” means all liabilities and obligations allocable to the Acquired Interest with respect to reclamation of the Navajo Mine and the site comprising the same or on which the Navajo Mine exists or has existed which liabilities and obligation arise under Laws (including Environmental Laws) and any other legally binding obligations.
1.1.65    Release. “Release” means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, escaping or migration of a Hazardous Substance into, onto or through the Environment or within any building, structure, facility or fixture, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.
1.1.66    Remediation. “Remediation” means any action of any kind to address an Environmental Condition or Release or threatened Release or the presence of Hazardous Substances on or in the Environment relating to the Facilities, the Facilities Switchyard, or any other location at which Hazardous Substances or non-hazardous substances or materials generated or originating at the Facilities were transported, stored or disposed of, including the following: (a) monitoring, investigation, treatment, cleanup, containment, remediation, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (c) preparing and implementing any plans or studies for such work; (d) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (e) any response to or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or threatened Release or presence of Hazardous Substances, and (f) any other activities reasonably determined by the Operating Agent of the Facilities or the Facilities Switchyard, as applicable, to be necessary or required under Environmental Laws to address an Environmental Condition, the presence, Release or threatened Release of Hazardous Substances on or in the Environment at the Facilities, the Facilities Switchyard or any other location at which Hazardous

Substances or non-hazardous substances or materials generated or originating at the Facilities were transported, stored or disposed of.
1.1.67    Right of First Refusal. “Right of First Refusal” means the right of first refusal held by each other Facilities Owner with respect to the Acquired Interests under Section 13 of the Facilities Co-Tenancy Agreement.
1.1.68    Schedule of Exceptions. “Schedule of Exceptions” means the disclosure schedules to this Agreement.
1.1.69    Section. “Section” means a numbered section of this Agreement included within the Article that begins with the same number as that section.
1.1.70    § 323 Grants. “§ 323 Grants” means one or more grants of rights-of-way and easements under the Act of February 5, 1948 (62 Stat. 17, 18, 25 U.S.C. § 323-328), the Act of March 3, 1879 (20 Stat. 394, 5 U.S.C. § 485), as amended, and the Acts of July 9, 1832, and July 27, 1868 (4 Stat. 564, 15 Stat. 228. 25 U.S.C. § 2) and such regulations promulgated thereunder, as are applicable, including 25 C.F.R. § 1.2 and 25 C.F.R. Part 169 granted to the Facilities Owners pursuant to the Facilities Lease.
1.1.71    Seller. “Seller” has the meaning set forth in the introductory paragraph of this Agreement.
1.1.72    Seller’s Required Consents. “Seller’s Required Consents” means all consents specified in Schedule 1.1.72 and consents of any Person (other than a Governmental Authority) necessary for Seller’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, which includes a consent, waiver and release Agreement by the other Facilities Owners (as further described in Schedule 1.1.72) as detailed in Section 13.11.2 of the Facilities Co-Tenancy Agreement and a consent, waiver and release Agreement by the other Facilities Owners (as further described in Schedule 1.1.72) of the Facilities Operating Agreement.
1.1.73    Seller’s Required Regulatory Approvals. “Seller’s Required Regulatory Approvals” means all approvals specified in Schedule 1.1.73, which include the final, non-appealable approval of any Governmental Authority with general regulatory authority over Seller or the business and assets represented by the Assets and whose approval is required for Seller’s consummation of the transaction contemplated by this Agreement and the Ancillary Agreements.
1.1.74    Settlement Agreement. “Settlement Agreement” means that Restated and Amended Settlement and Closing Agreement, by and between Seller and the Office of the Navajo Tax Commission, dated as of August 8, 2016.
1.1.75    Straddle Period. “Straddle Period” means any Tax period that begins before and ends on or after the Closing Date.
1.1.76    Tax. “Tax” means (a) any federal, Tribal Authority, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental , customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or successor-in-interest and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax allocation agreement, Tax indemnity agreement or Tax sharing agreement), as a result of being a transferee or successor-in-interest, or by contract or otherwise.
1.1.77    Tax Return. “Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.
1.1.78    Third Party Claim. “Third Party Claim” means a claim by a Person that is not a member of the Seller Group or the Purchaser Group, including any claim for the costs of conducting Remediation or seeking an order or demanding that a Person undertake Remediation.
1.1.79    Transferable Permits. “Transferable Permits” means all those permits relating to the Facilities or the Facilities Switchyard (and all applications pertaining thereto) relating to the Acquired Interests which are transferable under applicable Laws from Seller to Purchaser with or without a filing with, notice to, or consent or approval of any Governmental Authority.
1.1.80    Transfer Tax. “Transfer Tax” means any sales Tax, transaction privilege Tax, transaction Tax, conveyance fee, recording fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.
1.1.81    Tribal Authority. “Tribal Authority” means any sovereign nation recognized by the United States government, federally recognized Indian tribe, or any governmental subdivision, agency, department, or instrumentality thereof with the authority to administer and collect tribal Taxes, administer and enforce tribal laws and administer and enforce tribal agency processes. For the avoidance of doubt, “Tribal Authority” shall include the Navajo Nation.
1.2    Index of Other Defined Terms

Defined Term	Section
AAA	7.7
Acquired Interests	Recital A
Allocation	3.4
Applicable Tax Law	3.4
Applicant	6.2(a)
Arbitration Award	7.7(g)
Arbitration Notice	7.7(a)
Assets	2.1
Assumed Liabilities	2.3
Claimant	7.7(a)

Closing	3.1
Closing Date	3.1
CSA Assignment Payment	3.3
CSA Release	7.6
CSA True-Up Payment	7.4
Damages	7.1(a)
Dispute Protest	7.6(b)
Draft Reclamation Study	7.3(a)
Effective Date	Preamble
Environmental Assessment	6.1(c)(i)
Environmental Consultant	6.1(c)(i)
Environmental Liability	2.5(c)
Escrow Deliverables	7.5
Excluded Assets	2.2
Excluded Claims	2.2(i)
Excluded Liabilities	2.4
Excluded Switchyard Interests	Recital B
Facilities Contracts	2.1(h)
Facilities Co-Tenancy Agreement Amendment	6.1(e)
Facilities Documents	2.1(j)
Facilities Permits	2.1(i)
Facilities Project Contracts	4.12
Facilities Operating Agreement Amendment	6.1(e)
Final Allocation	3.4
Final CSA Assignment Payment	3.3(b)
Final Reclamation Acceptance	7.3(c)
Fuel Inventory	2.1(e)
Indemnifiable Claim	8.8
Indemnitee	8.3
Indemnitor	8.3
Independent Asset Classification	2.5(a)(ii)
Independent Asset Expert	2.5(a)(ii)
Independent Asset Expert Panel	2.5(a)(ii)
Independent Environmental Liabilities Classification	2.5(c)(iii)(b)
Independent Environmental Liabilities Expert	2.5(c)(iii)(b)
Independent Environmental Liabilities Expert Panel	2.5(c)(iii)(b)
Independent Liabilities Classification	2.5(b)(i)
Independent Liabilities Expert	2.5(b)(i)
Independent Liabilities Expert Panel	2.5(b)(i)
Initial CSA Assignment Payment	3.3(a)
Inventory	2.1(f)
Landfill Obligations	2.4(f)
Leased Property	2.1(b)
Notice of Claim	7.3
Notice of Dispute	7.6(a)
Noticing Party	7.6(a)

Owned Personal Property	2.1(a)
PIT	3.7(b)
Plant	Recital A
Post-Closing Environmental Liabilities	2.3(b)
Pre-Closing Environmental Liabilities	2.4(i)
Pre-Closing Reclamation Study	7.3(a)
Pre-Closing Study Final Reclamation Costs	7.1
Protesting Party	7.6(b)
Purchase Price	3.2
Purchaser Claims	8.1(a)
Purchaser Event of Default	11.1(a)
Purchaser Group	8.1(a)
Purchaser’s Closing Deliverables	3.7
Respondent	7.7(a)
Scheduled Study	7.2
Seller Claims	8.2(a)
Seller Event of Default	11.1(b)
Seller Group	8.2(a)
Seller Permits	4.5
Seller’s Closing Deliverables	3.6
SO2 Emission Allowances	2.2(l)
Subsequent Modifications	4.11
Updated Seller’s Schedule of Exceptions	12.4

1.3    Interpretation. In this Agreement, unless a clear contrary intention appears:

(a)    the singular number includes the plural number and vice versa;
(b)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(c)    reference to any gender includes each other gender;
(d)    reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;
(e)    reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;
(f)    “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(g)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(h)    relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”
(i)    reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and
(j)    any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance, policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
2.1    Transfer of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, those interests of Seller in the Facilities and the Facilities Switchyard as described herein, including Seller’s undivided interest therein as a tenant in common, which Seller owns or to which Seller has rights by reason of any of the Facilities Contracts, free and clear of all Encumbrances other than Permitted Encumbrances, including, without limitation, Seller’s interest in the following, but excluding all Excluded Assets and subject to Section 2.5 (collectively, the “Assets”):
(a)    Owner Property Rights. Other than as set forth in Section 2.1(d), the property owned by Seller, or by the Operating Agent on behalf of Seller, as one of the Facilities Owners, relating to the Facilities or the Facilities Switchyard, together with all buildings, facilities and other improvements thereon and all appurtenances thereto, including all construction work in process (the “Owned Personal Property”);
(b)    Leased Real Property. The real property leasehold estates and the related lease or sublease agreements, if any, related to the Facilities or the Facilities Switchyard, together with all buildings, fixtures and real property improvements thereon and thereto, including all construction work in process (the “Leased Property”), including, without limitation, the items set forth on Schedule 2.1(b);
(c)    Rights-of-Way/Easements and Water Rights. All rights-of-way, easements, grants and privileges (including all water rights) appurtenant to the Owned Personal Property or the Leased Property, including, without limitation, the items set forth on Schedule 2.1(c), except those certain rights retained by Seller in the Lease Assignment (with respect to the Facilities Lease and § 323 Grants);

(d)    Equipment. All machinery, mobile or otherwise, equipment (including computer hardware and software and communications equipment), vehicles, tools, fixtures, furniture and furnishings, and other tangible personal property that (i) are not Inventory, (ii) are licensed, owned or leased by Seller, or the Operating Agent, on behalf of the Facilities Owners or on behalf of Seller, as one of the Facilities Owners, as of the Closing, and (iii) are related to, used, or useful in the operation of the Facilities or the Facilities Switchyard, or are typically located at the Facilities, the Facilities Switchyard or other locations or facilities which are owned, operated, maintained or under the control of the Operating Agent;
(e)    Fuel Inventory. All coal under contract or in inventory relating to the operation of the Facilities located at or in transit to the Facilities (the “Fuel Inventory”);
(f)    Inventory. The following items intended to be consumed at the Facilities or the Facilities Switchyard in the ordinary course of business: inventories of spare parts; maintenance, shop and office supplies; and other similar items of tangible personal property in existence as of the Closing, wherever located, excluding Fuel Inventory (the “Inventory”) and excluding any Inventory apportioned to the Excluded Switchyard Interests (which shall be an Excluded Asset);
(g)    Emission Allowances. All Emission Allowances, except for allowances which are to be retained by Seller pursuant to Section 2.2(k);
(h)    Facilities Contracts. The contracts, agreements, arrangements, licenses and leases of any nature, (i) to which Seller, in its capacity as a Facilities Owner, is a party or under which Seller has rights as a Facilities Owner, including, without limitation, the items set forth on Schedule 2.1(h), or (ii) to which the Operating Agent, on behalf of the Facilities Owners or on behalf of Seller, as one of the Facilities Owners, is a party, and by or to which Seller, the Facilities, or the Facilities Switchyard are bound or subject, in each case relating to the ownership, lease, maintenance or operation of the Facilities or the Facilities Switchyard (the “Facilities Contracts”); provided that Seller shall retain all rights under the Facilities Contracts with respect to any Excluded Assets or Excluded Liabilities;
(i)    Permits, Licenses, Etc. The Transferable Permits and any other permits, licenses, approvals, registrations, franchises, certificates, other authorizations and consents of Governmental Authorities relating to the ownership, lease, maintenance or operation of the Facilities or the Facilities Switchyard that, in each case, as of the Closing are in favor of the Facilities Owners, or the Operating Agent, as agent for the Facilities Owners, except for such licenses, permits, approvals, registrations, franchises, certificates, other authorizations and consents to the extent they relate to Excluded Assets as identified on Schedule 2.1(i) (the “Facilities Permits”);
(j)    Documents. The books, records, materials, documents, information, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications, and procedures and similar items (i) located at and/or relating to the Facilities or the Facilities Switchyard, other than any Tax Returns or Tax records, or (ii) otherwise relating to the Facilities or the Facilities Switchyard and owned by the Facilities Owners in common or by the Operating Agent as agent for the Facilities Owners, (the

“Facilities Documents”); provided that Seller may retain, at its own expense, and may use subject to any confidentiality obligations that may apply to the Facilities Owners, copies of any Facilities Documents related to any Excluded Assets or Excluded Liabilities;
(k)    Third Party Warranties. All unexpired, transferable warranties and guarantees from third parties with respect to the Facilities or the Facilities Switchyard or arising out of the Facilities Contracts or any contracts entered into thereunder, except to the extent they relate to Excluded Assets or Excluded Liabilities as identified on Schedule 2.1(k);
(l)    Intellectual Property. All intangible assets of an intellectual property nature, including all patents and patent rights, trademarks and trademark rights, inventions, trade names and copyrights relating to the Facilities or the Facilities Switchyard, including the name of the Facilities and the Facilities Switchyard and all pending applications therefor, together with any trade secrets relating to the Facilities or the Facilities Switchyard, in each case that are owned in common by the Facilities Owners or by the Operating Agent as agent for the Facilities Owners;
(m)    Claims, Rights and Causes of Action. All rights in, to and under (i) any claims, rights or causes of action against any third parties (including indemnification, contribution and insurance claims) relating to the Assets or the Assumed Liabilities, whether occurring prior to, on or after the Closing, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like; whether received as payment or credit against future liabilities, and (ii) any actual or potential claim or cause of action as a Facilities Owner against the Operating Agent, whether known or unknown, contingent or accrued, arising prior to and in existence at the Closing, except in each case for Excluded Claims;
(n)    Prepayments. If applicable, any advance payments, prepayments, prepaid expenses, deposits, credits, rights of setoff, recoupment and the like, other than any prepaid Taxes or any other prepaid costs and expenses under the Facilities Contracts (prorated to Seller or applicable to Seller’s Excluded Liabilities), which shall be governed by Section 3.6(b), other than Excluded Assets, if any;
(o)    Insurance Proceeds and Condemnation Proceeds. Subject to Section 6.4, the right to any claims, settlement or proceeds thereof from a condemnation or eminent domain proceeding and the right to any proceeds from insurance policies to the extent covering the Assets or the Assumed Liabilities, except for Excluded Claims;
(p)    Transferred Transmission Facilities. Seller’s undivided ownership interests in the Facilities Switchyard. This includes, for the avoidance of doubt, the assets and rights necessary to transmit power within the associated switchyard; and
(q)    Reserved.
(r)    Miscellaneous. Any miscellaneous assets necessary, useful or used in or ancillary to operating the Facilities or the Facilities Switchyard and primarily utilized in connection therewith but not otherwise enumerated above, including, without limitation, the assets specified on Schedule 2.1(r), except for Excluded Assets, which in the ordinary course of business are typically located at the Facilities, the Facilities Switchyard or other locations or facilities which are owned, operated, maintained or under the control of the Operating Agent or one of its Affiliates.
2.2    Excluded Assets. Subject to Section 2.5, nothing in this Agreement will constitute or be construed as conferring on Purchaser, and Purchaser is not acquiring, any right, title or interest of Seller in or to the following (the “Excluded Assets”):
(a)    the assets listed or described on Schedule 2.2(a), which are associated with the Assets but are specifically excluded from the sale;
(b)    certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;
(c)    all cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise) in existence and/or due as of the Closing, except for such assets on deposit with, or under the control of, the Operating Agent; provided, that such exception shall not apply to such assets set forth on Schedule 2.2(c) which are associated with Excluded Liabilities;
(d)    any and all data and information pertaining to customers of Seller or its Affiliates, unrelated to the Assets or Assumed Liabilities;
(e)    rights in, to and under all agreements and arrangements of any nature, which are not assigned to Purchaser under the terms of this Agreement, including any agreements for the sale by Seller of energy, capacity or ancillary services from the Facilities prior to the Closing, and any trade accounts receivable and all collateral, security arrangements, notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of or related to such sales, including any rights with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith;
(f)    rights of Seller arising under this Agreement, any instrument or document executed and delivered pursuant to the terms hereof, or the transactions contemplated hereby;
(g)    any and all books and records not described in Section 2.1(j);
(h)    any rights in, to and under (i) any claims, rights or causes of action against any third parties (including indemnification, contribution and insurance claims) relating to the Excluded Assets or Excluded Liabilities, whether occurring prior to, on or after the Closing, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like; whether received as payment or credit against future liabilities, (ii) any insurance proceeds or condemnation awards, to the extent that such insurance proceeds or condemnation awards relate to costs and expenses incurred by Seller with respect to such event requiring the payment of insurance proceeds or condemnation awards (in connection with Section 6.4 or otherwise), (iii) any actual or potential claim or cause of action as a Facilities Owner against the Operating Agent, whether known or unknown, contingent or accrued, arising prior to and in existence at the Closing relating to the Excluded Assets or Excluded Liabilities, and (iv) any claims for refunds, credits, prepayments, offsets, recoupments, judgments and the like relating to Taxes (claims described in clauses (i) — (iv), “Excluded Claims”);

(i)    all privileged or proprietary books, records, materials, documents, information, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications, and procedures and similar items not owned by the Facilities Owners in common or by the Operating Agent as agent for the Facilities Owners and any and all rights to use the same, including, without limitation, intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), computer software that is proprietary to Seller, or the use of which under the pertinent license therefor is limited to operation by Seller or its Affiliates or on equipment owned by Seller or its Affiliates;
(j)    the right to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities, all of which mail and other communications shall be promptly forwarded by Purchaser to Seller;
(k)    Emission Allowances for sulfur dioxide (SO2) (“SO2 Emission Allowances”) consisting of (i) that portion of the SO2 Emission Allowances assigned to Seller for the period the Plant is operated by Seller prior to Closing or otherwise required to be provided to Owner to meet any compliance obligations during its ownership and operation of the Acquired Interest (whether before or after Closing), and (ii) any SO2 Emission Allowances that, pursuant to the Consent Decree, may not be transferred;
(l)    Properties, assets and rights of Seller that are not used in the ownership or operation of the Assets or rights that relate primarily to the Excluded Liabilities;
(m)    the Excluded Switchyard Interests and any and all transmission rights of Seller other than the Facilities Switchyard; and
(n)    any rights specifically excluded from the definition of the Assets under Section 2.1.
At any time or from time to time, up to ninety (90) days following the Closing, any and all of the Excluded Assets that are not part of the Facilities or the Facilities Switchyard may be removed from the Facilities and the Facilities Switchyard by Seller (at no expense to Purchaser, but without charge by Purchaser for temporary storage) provided that Seller shall do so in a manner that does not unduly or unnecessarily disrupt normal business activities at the Facilities and the Facilities Switchyard and Seller provides Purchaser with reasonable notice of its intent to remove such Excluded Assets, and provided further that Excluded Assets may be retained at the Facilities and the Facilities Switchyard to the extent permitted by easements, licenses, agreements or similar arrangements in favor of Seller that have not been assigned to Purchaser pursuant to this Agreement. Further, if Purchaser is in possession of an Excluded Asset that is not part of the Facilities or the Facilities Switchyard following Closing, promptly following the written request of Seller, Purchaser shall make arrangements to deliver to Seller such Excluded Asset at Seller’s sole cost and expense.
2.3    Assumption of Liabilities. Subject to Section 2.5, from and after the Closing, Purchaser will assume the following obligations and liabilities of Seller subject to (the “Assumed

Liabilities”), except to the extent that such obligations and liabilities are Excluded Liabilities (as defined below):
(a)    All liabilities and obligations, whether or not accrued, contingent, absolute, determined or determinable under the Assets (including arising under applicable Laws (other than as set forth in Section 2.3(b) and (c) below) and under all agreements, contracts, permits, undertakings, and licenses assigned to Purchaser under this Agreement, including the Facilities Contracts and the Transferable Permits in accordance with the terms thereof, including, for the avoidance of doubt, all obligations under the Coal Supply Agreement pursuant to the CSA Assignment (and all Reclamation obligations under the Coal Supply Agreement whenever incurred, accrued or assessed), in all cases (A) to the extent attributable to the period on or after the Closing Date and (B) including any payment obligations arising on or after the Closing Date, whether attributable to an occurrence, claim or liability (including any change in Law or any Capital Expenditure requirements payable on or after the Closing Date) arising prior to the Closing Date or not (other than those payments made by Seller as provided hereunder prior to the Closing Date), except: (i) the payment obligations pro-rated to Seller under Section 3.6, and (ii) as specifically contemplated under Section 2.4;
(b)    All liabilities or obligations, whether or not accrued, contingent, absolute, determined or determinable (including, without limitation, any fines, penalties or costs imposed by a Governmental Authority) allocable to the Acquired Interest arising under Environmental Laws or relating to Environmental Conditions or Hazardous Substances in connection with the Assets or the Facilities, in each case, in connection with the post-Closing period, including liability for any Post-Closing off-site disposal of any solid or Hazardous Substances, any violations of Environmental Laws or Environmental Permits occurring or arising post-Closing and any Release of Hazardous Substances occurring or arising post-Closing (collectively, “Post-Closing Environmental Liabilities”);
(c)    All Pre-Closing Environmental Liabilities (as defined below) arising out of the enactment, coming into force or change in any Environmental Law (including any change in the interpretation, application or enforcement of any such Environmental Law) that requires payment (or the payment of any portion thereof) of such Pre-Closing Environmental Liabilities on or after the Closing Date but in all cases, excluding any of the foregoing liabilities or obligations, including Remediation, arising in connection with Decommissioning;
(d)    Any liabilities or obligations in respect of Purchaser’s share of the items prorated in Section 3.6(a); and
(e)    Taxes attributable to the ownership, operation or use of the Assets or the Acquired Interests for any Tax period (or portion thereof) after the Closing Date (except for Taxes for which Seller is liable pursuant to Section 3.6, including Seller’s Income Taxes) and any Taxes for which Purchaser is liable under Section 6.3.
2.4    Excluded Liabilities. Subject to Section 2.5, Seller shall retain certain liabilities and obligations after the Closing (the “Excluded Liabilities”), all of which Excluded Liabilities shall remain the sole responsibility of Seller and shall be paid and performed by Seller when such payment or performance is required. The Excluded Liabilities include the following:

(a)    Except as otherwise specifically set forth in Section 2.3(a) or (c), to the extent attributable to the period prior to the Closing Date, all liabilities and obligations, whether or not accrued, contingent, absolute, determined or determinable (including, without limitation, under the Excluded Assets), including arising under applicable Laws or and including arising under all agreements, contracts, permits, undertakings, and licenses assigned to Purchaser under or in connection with this Agreement, including the Facilities Contracts and the Transferable Permits in accordance with the terms thereof, in all cases (A) to the extent attributable to the period before the Closing Date and (B) including any payment obligations arising before the Closing Date, whether attributable to an occurrence, claim or liability (including any change in Law or any Capital Expenditure requirements payable prior to the Closing Date).
(b)    Any liabilities or obligations of Seller in respect of any Excluded Assets or other assets which are not Assets and Seller’s ownership, operation and conduct of any business in connection therewith or therefrom;
(c)    The prorated payments allocated to Seller under Section 3.6;
(d)    Any applicable tariffs on file with the applicable Governmental Authority for general service over facilities that may include, but are not exclusively, the Acquired Interests;
(e)    Without duplicating the liabilities set forth in subpart (h) below, any fines, penalties or costs (other than Taxes) resulting from an actual failure to comply with Laws, including Environmental Laws, including costs for environmental mitigation projects, if any, imposed by a Governmental Authority with respect to the Assets, unless such fines, penalties or costs are Post-Closing Environmental Liabilities;
(f)    All costs allocable to the Acquired Interest of removal of, or to conduct or perform Remediation of any Environmental Conditions or Hazardous Substances at the Landfill or to conduct or perform Remediation of any Environmental Conditions or Hazardous Substances at the Landfill which liabilities and obligations arise under Laws (including Environmental Laws), the Facilities Lease or the § 323 Grants (collectively, the “Landfill Obligations”) other than Post-Closing Environmental Liabilities;
(g)    All liabilities and obligations allocable to the Acquired Interest with respect to decommissioning the Facilities and the Facilities Switchyard (as determined by application of the FERC Uniform System of Accounts upon the decommissioning of the Facilities or the Facilities Switchyard), including without limitation the dismantling and removal of the Facilities and the Facilities Switchyard and the restoration of their sites and any decommissioning costs necessary to maintain the Facilities and the Facilities Switchyard in a safe condition should decommissioning activities be delayed following cessation of the Coal Supply Agreement in 2031 or earlier as determined by the then existing Facilities Owners (collectively, “Decommissioning”) under Laws (including Environmental Laws) and any other legally binding obligations;
(h)    All liabilities or obligations, whether or not accrued, contingent, absolute, determined or determinable (including, without limitation, any fines, penalties or costs imposed by a Governmental Authority) allocable to the Acquired Interest arising under Environmental Laws or relating to Environmental Conditions or Hazardous Substances in connection with the

Assets, the Facilities, or the Facilities Switchyard, in each case, in connection with the pre-Closing Date period otherwise not constituting Post-Closing Environmental Liabilities, including liabilities for any pre-Closing off-site disposal of any solid or Hazardous Substances, any violations of Environmental Laws or Environmental Permits occurring or arising pre-Closing and any release of Hazardous Substances occurring or arising pre-Closing even if continuing following the Closing Date subject to Section 2.5 (collectively, “Pre-Closing Environmental Liabilities”), or arising in connection with the Consent Decree, including any enactment, coming into force or change in any Environmental Law, including any change in the interpretation, application or enforcement of any such Environmental Law that requires payment (or the payment of any portion thereof) of such Pre-Closing Environmental Liabilities prior to the Closing Date, but excluding any Pre-Closing Environmental Liabilities assumed by Purchaser in Section 2.3(c);
(i)    Any liability of Seller arising out of a breach by Seller of any of its obligations under this Agreement or the Ancillary Agreements;
(j)    Any obligation of Seller to indemnify any Person who is a member of the Purchaser Group pursuant to Article 8;
(k)    Any liabilities or obligations in respect of Seller’s share of the items prorated in Section 3.6(a);
(l)    Any liabilities or obligations attributable to the fraud, gross negligence or willful misconduct of Seller;
(m)    Taxes attributable to the ownership, operation or use of the Assets or the Acquired Interests for a Pre-Closing Tax Period (except for Taxes for which Purchaser is liable pursuant to Section 3.6, including Purchaser’s Income Taxes) and any Taxes for which Seller is liable under Section 6.3;
(n)    Any employment-related claims possessed by current, future, or former employees of Seller;
(o)    Any liabilities related to default by Seller in its obligations with respect to the Facilities, the Acquired Interests, or the Assets prior to Closing; and
(p)    Reserved.
(q)    All other liabilities expressly allocated to Seller in this Agreement.
2.5    Asset and Liability Delineation Mechanism.
(a)    If the Parties disagree on whether any item of property (the “Item”) is either an Asset or Excluded Asset as provided above is not readily discernible by the Parties as provided above, then the Parties will use Commercially Reasonable Efforts to collaborate to determine the historical and potential use of the Item and:
(i)    mutually agree on the designation as an Asset or an Excluded Asset within thirty (30) days; or

(ii)    to the extent mutual agreement is not achieved pursuant to clause (i), consult the Operating Agent regarding historical practices (if applicable and agreed to by the Parties) or retain a mutually agreed and qualified third party engineering firm (the “Independent Asset Expert”) to complete an assessment and make a determination regarding the proper classification of the Item pursuant to the terms hereof (the “Independent Asset Classification”). Upon the event the Parties cannot agree on an Independent Asset Expert, each Party shall pick an Independent Asset Expert and such two Independent Asset Experts shall select a third Independent Asset Expert (the Independent Asset Experts, collectively, the “Independent Asset Expert Panel”). After the Independent Asset Expert Panel has been determined, then within ten (10) Business Days, each Party shall be permitted to submit grounds and documents with respect to the classification of any such Item. Without limiting the other Items that the Independent Asset Expert or Independent Asset Expert Panel, as applicable, may classify as Assets, upon a finding that any Item is necessary to access, develop, build, construct, install, own, use, operate, electrically interconnect or maintain the Assets, the Independent Asset Expert or Independent Asset Expert Panel shall determine such Item to be an Asset hereunder. The Independent Asset Expert or Independent Asset Expert Panel, as applicable, shall render its written determination on the Independent Asset Classification as soon as possible, but in any event, no later than twenty (20) Business Days following the submission of the Independent Asset Classification to the Independent Asset Expert or Independent Asset Expert Panel, as applicable. The determination by the Independent Asset Expert or Independent Asset Expert Panel, as applicable, shall be deemed to be agreed to by the Parties and shall become final and binding upon the Parties for all purposes hereunder (with respect to the facts and circumstances at the time of such determination). Any fees or expenses charged by the Independent Asset Expert or the Independent Asset Expert Panel, as applicable, in connection with the resolution of any such Independent Asset Classification shall be borne equally by the Parties. By mutual agreement, the Parties may, any time prior to the determination of the Independent Asset Expert or Independent Asset Expert Panel, as applicable, withdraw a matter from consideration under this Section 2.5(a)(ii) and, by notifying the Independent Asset Expert or Independent Asset Expert Panel, as applicable, in writing upon such agreement.
(b)    If the Parties disagree on whether any liability, cost, expense or other item is either an Assumed Liability or Excluded Liability as provided above, then the following will apply (other than with respect to Pre-Closing Environmental Liabilities and Post-Closing Environmental Liabilities which shall be determined pursuant to subsection (c) below):
(i)    Where the origin of Liabilities cannot be readily discernible by the Parties as an Assumed Liability or Excluded Liability as provided above, then, the Parties will use Commercially Reasonable Efforts to collaborate to determine the most likely start date and classification of the Liability and either (1) mutually agree on the origin and classification of such Liability within thirty (30) days; or (2) to the extent mutual agreement is not achieved, retain a mutually agreed and qualified third party engineering firm as the independent liabilities expert (“Independent Liabilities Expert”) to complete an assessment to determine the origination date and classification of the Liability (“Independent Liabilities Classification”). In the event the Parties cannot agree on an Independent Liabilities Expert, the Parties shall empanel an “Independent Liabilities Expert Panel” pursuant to the empanelment procedures set forth in Section 2.5(a)(ii), applied mutatis mutandis. After the Independent Liabilities Expert Panel has been determined, then within ten (10) Business Days, each Party shall be permitted to submit grounds and documents with respect to the classification of any such Liability. The Independent Liabilities Expert or Independent Liabilities Expert Panel, as applicable, shall render its written determination on the Independent Liabilities Classification as soon as possible, but in any event, no later than twenty (20) Business Days following the submission of the Independent Liabilities Classification to the Independent Liabilities Expert or Independent Liabilities Expert Panel, as applicable. The determination by the Independent Liabilities Expert or Independent Liabilities Expert Panel, as applicable, shall be deemed to be agreed to by the Parties and shall become final and binding upon the Parties for all purposes hereunder (with respect to the facts and circumstances at the time of such determination). Any fees or expenses charged by the Independent Liabilities Expert or the Independent Liabilities Expert Panel, as applicable, in connection with the resolution of any such Independent Liabilities Classification shall be borne equally by the Parties. By mutual agreement, the Parties may, any time prior to the determination of the Independent Liabilities Expert or Independent Liabilities Expert Panel, as applicable, withdraw a matter from consideration under this Section 2.5(b)(i) by notifying the Independent Liabilities Expert or Independent Liabilities Expert Panel, as applicable, in writing upon such agreement.
(c)    With respect to Pre-Closing Environmental Liabilities and Post-Closing Environmental Liabilities (Pre-Closing Environmental Liabilities and Post-Closing Environmental Liabilities, as applicable, an “Environmental Liability”), the following shall apply:
(i)    Any Environmental Liabilities identified in the Environmental Assessment performed pursuant to Section 6.1(c), shall be Pre-Closing Environmental Liabilities and shall be retained by Seller as provided above, whether such costs and expenses arise prior to, on or after Closing.
(ii)    With respect to Environmental Liabilities not identified in the Environmental Assessment, the origin of which cannot be readily discernible by the Parties as a Pre-Closing Environmental Liability or a Post-Closing Environmental Liability as provided above, then:
(iii)    The Parties will use Commercially Reasonable Efforts to collaborate to determine the most likely start date and classification of the Environmental Liability and either:
a.    mutually agree on the origin and classification of such Environmental Liability within thirty (30) days; or
b.    to the extent mutual agreement is not achieved, consult the Environmental Consultant regarding the appropriate origin and classification if agreed to by the Parties or retain a mutually agreed and qualified third party environmental engineering firm (the “Independent Environmental Liabilities Expert”) to complete an assessment to determine the origination date and classification of the Environmental Liability (“Independent Environmental Liabilities Classification”). In the event the Parties cannot agree on an Independent Environmental Liabilities Expert, the Parties shall empanel an “Independent Environmental Liabilities Expert Panel” pursuant to the empanelment procedures set forth in Section 2.5(a)(ii), applied mutatis mutandis. After the Independent Environmental Liabilities Expert Panel has been determined, then within ten (10) Business Days, each Party shall be permitted to submit grounds and documents with respect to the classification of any such Environmental Liability. The

Independent Environmental Liabilities Expert or Independent Environmental Liabilities Expert Panel, as applicable, shall render its written determination on the Independent Environmental Liabilities Classification as soon as possible, but in any event, no later than twenty (20) Business Days following the submission of the Independent Environmental Liabilities Classification to the Independent Environmental Liabilities Expert or Independent Environmental Liabilities Expert Panel, as applicable. The determination by the Independent Environmental Liabilities Expert or Independent Environmental Liabilities Expert Panel, as applicable, shall be deemed to be agreed to by the Parties and shall become final and binding upon the Parties for all purposes hereunder (with respect to the facts and circumstances at the time of such determination). Any fees or expenses charged by the Independent Environmental Liabilities Expert or the Independent Environmental Liabilities Expert Panel, as applicable, in connection with the resolution of any such Independent Environmental Liabilities Classification shall be borne equally by the Parties. By mutual agreement, the Parties may, any time prior to the determination of the Independent Environmental Liabilities Expert or Independent Environmental Liabilities Expert Panel, as applicable, withdraw a matter from consideration under this Section 2.5(c)(ii)(1)(b) and, upon such agreement by so notifying the Independent Environmental Liabilities Expert or Independent Environmental Liabilities Expert Panel, as applicable in writing.
c.    If a determination is not made by the Parties or the Independent Environmental Liabilities Expert or Independent Environmental Liabilities Expert Panel, as applicable, as provided in a. or b. above, then the Environmental Liabilities shall be divided between the parties on a pro rata basis, seventy-five percent (75%) to Seller and twenty-five percent (25%) to Purchaser and such pro rata amounts shall be treated as Pre-Closing Environmental Liabilities and Post-Closing Environmental Liabilities as provided herein.
(iv)    The ability to conduct the Environmental Assessment shall be subject to the Facilities Documents and the Operating Agent’s approval under the Facilities Operating Agreement, to the extent applicable. If the Facilities Owners or Operating Agent are otherwise aware of an Environmental Liability and choose to allow that Environmental Liability to exist and as a result of that decision such Environmental Liability escalates then:
(1)    If such decision to delay addressing was decided prior to Closing, PNM shall retain liability for costs associated with the escalation as a Pre-Closing Environmental Liability, including to the extent the Facilities Owner or the Operating Agent acts according to such decision following Closing.
(2)    If such decision to delay addressing was decided as an initial matter on or after Closing, Purchaser shall be liable for costs associated with the escalation as a Post-Closing Environmental Liability.
(3)    If the Parties dispute when the decision to delay addressing was made or the level of escalation then the Parties shall use the procedures in paragraph (ii) above applied mutatis mutandis to complete an assessment and make a determination of the degree and assignment of the escalation.

ARTICLE 3
CLOSING
3.1    Closing. The closing of the sale of the Assets and the Acquired Interests to, and the assumption of the Assumed Liabilities by, Purchaser (the “Closing”) will take place at the offices of Seller, 414 Silver Ave. SW, Albuquerque, New Mexico, at 11:59 p.m. MST on December 31, 2024, or on such other date, in any such other place or in any such other way as agreed to by the Parties, but in no circumstance prior to the satisfaction or waiver of the conditions set forth in Article 9 and Article 10. The time and date of Closing is hereinafter called the “Closing Date.”
3.2    Purchase Price. The purchase price for the Assets and the Acquired Interest shall be one dollar ($1.00) (the “Purchase Price”), it being understood that the consideration of the transaction is the assumption of the Assumed Liabilities and retention of Excluded Liabilities, among other things.
3.3    CSA Assignment Payment. Seller shall, as set forth herein, pay to Purchaser the “CSA Assignment Payment” in consideration of Purchaser assuming the obligations under the Coal Supply Agreement pursuant to the CSA Assignment and providing the CSA Release, which shall include the Initial CSA Assignment Payment, the Final CSA Assignment Payment and the CSA True-Up Payment, as set forth below and subject to Section 3.4:
(a)    Within one (1) Business Day of the execution of this Agreement, Seller shall make an initial payment of fifteen million dollars ($15,000,000.00) (the “Initial CSA Assignment Payment”) to Purchaser. Such Initial CSA Assignment Payment shall be subject to the refund and offset mechanisms pursuant to Section 11.4.
(b)    Ten (10) Business Days after Seller’s receipt of the NMPRC Approval pursuant to Section 6.2 (and subject to Section 6.2(b)), Seller shall make a payment of sixty million dollars (60,000,000.00) (the “Final CSA Assignment Payment”) to Purchaser. Such Final CSA Assignment Payment shall be subject to the refund and offset mechanisms pursuant to Section 11.4.
(c)    At the Closing, Seller shall pay the CSA True-Up Payment as calculated pursuant to Article 7 to Purchaser.
3.4    Payment. Any cash payments required by this Agreement (including the CSA Assignment Payment) shall be paid in U.S. dollars in immediately available funds. The recipient of such funds will designate the account or accounts to which the funds will be wire transferred.
3.5     Allocation of Purchase Price. At least thirty (30) calendar days after the Closing Date, Seller or its designated representative shall propose and deliver to Purchaser a preliminary allocation among the Assets of the Purchase Price and such other consideration to be paid by Seller pursuant to this Agreement as determined in accordance with Applicable Tax Law (as defined below) (an “Allocation”). The Allocation shall be consistent with Code Section 1060 and the regulations thereunder (“Applicable Tax Law”) and shall be prepared in a manner that facilitates Property Tax reporting and shall separately allocate the Purchase Price to all of the Assets. Purchaser shall within thirty (30) days thereafter propose any changes to the Allocation. Within thirty (30) days following delivery of such proposed changes, Seller shall provide Purchaser with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Seller and Purchaser are unable to resolve any disputed objections within ten (10) days thereafter, such objections shall be referred to the Independent Accounting Firm, which shall resolve the disputed item. The Independent Accounting Firm shall be instructed to deliver to Seller and Purchaser a written determination of the proper allocation of such disputed items within twenty (20) Business Days from the date of engagement. Such determination shall be final, conclusive and binding upon the Parties for all Tax purposes, and the Allocation shall be so adjusted (the allocation, including the adjustment, if any, to be referred to as the “Final Allocation”). The fees and disbursements of the Independent Accounting Firm attributable to any Allocation shall be shared equally by Seller and Purchaser. Seller and Purchaser agree to timely file Internal Revenue Service Form 8594, and all Tax Returns, in accordance with such Allocation or Final Allocation, as the case may be, and to report the transactions contemplated by this Agreement for federal Income Tax and all other Tax purposes in a manner consistent with the Allocation or Final Allocation, as the case may be. Each of Seller and Purchaser further agree to provide a copy of its Internal Revenue Service Form 8594 for inspection by the other Party not fewer than ten (10) Business Days prior to filing such form. For the avoidance of doubt, the CSA Assignment Payment is not subject to this Section 3.5 and is allocated to the release of liabilities hereunder, including the CSA Release.

3.6    Prorations
(a)    Purchaser and Seller agree that, except as otherwise specifically provided in this Agreement, all of the budgeted, ordinary, and recurring items normally charged to the Facilities Owners, including those listed below and excluding Taxes (except as set forth in Section 3.6(b)), relating to the business and operation of the Assets owned by Seller, shall be prorated and charged as of the Closing Date, without any duplication of payment under the Facilities Contracts, with Seller liable to the extent such items relate to the Acquired Interest and any time period prior to the Closing Date, and Purchaser liable to the extent such items relate to the Acquired Interest and periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):
(i)    Retrospective adjustments and policyholder distributions for the applicable period during which the Closing occurs with respect to Facilities Insurance Policies included in the Assets occurring within ninety (90) days after the year-end following the Closing, if applicable; and
(ii)    Operating and maintenance expenses and Capital Expenditures incurred in any period prior to the Closing Date in the nature of the expenses shown on Schedule 3.6(a)(ii), but only to the extent that the amount of such expenses are determined within ninety (90) days after the year end following the Closing.
(b)    Any and all liability for any Property Tax or any other possessory interest Tax imposed in rem upon the Assets pursuant to the Settlement Agreement (“PIT”) shall (x) be the responsibility of Seller to the extent attributable to a Pre-Closing Tax Period, and (y) otherwise be the responsibility of by Purchaser; provided that PIT that is attributable to a Straddle Period shall be prorated to the Pre-Closing Tax Period on a per diem basis based upon the number of days in the Straddle Period prior to the Closing Date and the total number of days in such Straddle

Period. To the extent that prior to the Closing, Seller has made a prepayment of any amount for which Purchaser is liable under this Section 3.6(b), Purchaser shall reimburse Seller for the amount of such prepayment within five (5) Business Days of Seller’s delivery of a written request therefor to Purchaser.
(c)    In connection with the prorations referred to in Sections 3.6(a) and (b), in the event that actual figures are not available at the Closing Date, the proration shall be based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available, but in any event not later June 1 of the calendar year following the Closing. Seller and Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.6. Within thirty (30) days after the determination of any prorations referred to in Sections 3.6(a) and (b), either Party may object in good faith to such amounts in writing, stating in reasonable detail its objections thereto. Seller and Purchaser shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days after any objection by the objecting Party, the Parties shall appoint the Independent Accounting Firm, which shall, at Seller’s and Purchaser’s joint expense, review the disputed proration and determine the appropriate proration, if any, within thirty (30) days after such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. Upon determination of the appropriate prorations pursuant to this Section 3.6 by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party no later than three (3) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.
3.7    Deliveries by Seller. Subject to the terms and conditions hereof, at the Closing Seller shall deliver, or cause to be delivered, the following to Purchaser (collectively, “Seller’s Closing Deliverables”):
(a)    As necessary, the Lease Assignment, duly executed by Seller and in recordable form, subject only to Permitted Encumbrances and to such limitations as set forth therein, together with any normal and customary affidavits or similar documents reasonably requested by Purchaser and required by the title insurer in connection with any leasehold title policy obtained by Purchaser;
(b)    The Bill of Sale, duly executed by Seller;
(c)    The Assignment and Assumption Agreement, duly executed by Seller;
(d)    Evidence of Seller’s receipt of (i) Seller’s Required Regulatory Approvals, (ii) Seller’s Required Consents, and (iii) documentation evidencing the release of all Encumbrances on the Assets, excluding any Permitted Encumbrances, in each case of clauses (i) through (iii), without restrictions that would have a Material Adverse Effect on the operation of the Facilities in the ordinary course after Closing;

(e)    A Certificate of Good Standing with respect to Seller, as of a recent date, issued by the New Mexico Secretary of State;
(f)    The FIRPTA Certificate and a Seller’s properly completed Form W-9, in each case, duly executed by Seller or its taxable parent named therein, as applicable;
(g)    Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate minutes or resolutions, as applicable, authorizing the execution and delivery of this Agreement, each Ancillary Agreement to which Seller is a party and the authorization or ratification of all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;
(h)    A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Ancillary Agreement to which Seller, is a party and the other agreements and instruments contemplated hereby;
(i)    A certificate from Seller, executed by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections 9.1, 9.3 (insofar as such relate to Seller’s Required Regulatory Approvals), 9.4 and 9.6 have been satisfied by Seller;
(j)    The Updated Seller’s Schedule of Exceptions;
(k)    An assignment of the Settlement Agreement to Purchaser, where Purchaser shall take on all rights and obligations of Seller thereunder and Seller shall be released from all obligations and liabilities thereunder;
(l)    The Amended Contracts (including the Facilities Co-Tenancy Agreement Amendment and the Facilities Operating Agreement Amendment), each, duly executed by all parties thereto (other than Purchaser);
(m)    The CSA Assignment, duly executed by Seller;
(n)    The CSA True-Up Payment pursuant to Section 3.3;
(o)    The Escrow Deliverables; and
(p)    All such other agreements, documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or as the Parties and their respective counsel shall deem reasonably necessary to sell, assign, convey, transfer and deliver all of Seller’s rights, title and interests in and to the Assets, to Purchaser, in accordance with this Agreement and, where necessary or desirable, in recordable form.
3.8    Deliveries by Purchaser. Subject to the terms and conditions hereof, at the Closing, Purchaser shall deliver, or cause to be delivered, the following to Seller (collectively, “Purchaser’s Closing Deliverables”):
(a)    The Assignment and Assumption Agreement, duly executed by Purchaser;

(b)    Evidence of Purchaser’s receipt of (i) Purchaser’s Required Regulatory Approvals, and (ii) Purchaser’s Required Consents;
(c)    A Certificate of Good Standing or equivalent with respect to Purchaser, as of a recent date, issued by the Navajo Nation;
(d)    Copies, certified by the Secretary of Purchaser, of corporate minutes or resolutions, as applicable, authorizing the execution and delivery of this Agreement, each Ancillary Agreement to which Purchaser is a party and the authorization or ratification of all of the agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;
(e)    A certificate of the Secretary of Purchaser identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement, each Ancillary Agreement to which Purchaser is a party and the other agreements contemplated hereby;
(f)    A certificate from Purchaser, executed by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections 10.1, 10.3 (insofar as it relates to Purchaser’s Required Regulatory Approvals), 10.5 and 10.7 (insofar as it related to Purchaser’s Required Consents) have been satisfied by Purchaser.
(g)    A counterpart duly executed by Purchaser of each Amended Contract (including the Facilities Co-Tenancy Agreement Amendment and the Facilities Operating Agreement Amendment);
(h)    Evidence that Purchaser has met the financial requirements required of the Facilities Owners, including any requirements under the Four Corners Financial Assurance Policy;
(i)    The CSA Assignment, duly executed by Purchaser;
(j)    The CSA Release, duly executed by Purchaser; and
(k)    All such other agreements, documents, instruments and writings required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement.
3.9    Facilities Contracts. The Parties agree that between the date hereof and the Closing Date, the ownership, lease, maintenance and operation of the Facilities and the Facilities Switchyard will be governed by the Facilities Contracts.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER
Except as set forth in Seller’s Schedule of Exceptions corresponding to the Section of this Agreement to which such disclosure applies, Seller represents, warrants and, where specified, disclaims to Purchaser as follows:

4.1    Organization and Existence. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Mexico and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Seller has heretofore delivered to Purchaser complete and correct copies of its Articles of Incorporation and operating agreement as currently in effect.
4.2    Execution, Delivery and Enforceability. Seller has full corporate power to enter into, and carry out its obligations under, this Agreement and the Ancillary Agreements which are executed by Seller and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements which are executed by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming Purchaser’s due authorization, execution and delivery of this Agreement and the Ancillary Agreements when executed by Purchaser, this Agreement does and the Ancillary Agreements, when executed by Seller, will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.
4.3    No Violation. Subject to Seller obtaining Seller’s Required Regulatory Approvals and Seller’s Required Consents, neither the execution and delivery of this Agreement or any of the Ancillary Agreements executed by Seller, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:
(a)    violate, or conflict with, or result in a breach of any provisions of the Articles of Incorporation or bylaws of Seller;
(b)    result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Assets may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing Date will have been, obtained and delivered to Purchaser;
(c)    violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Seller or any of its assets, except where such violations, individually or in the aggregate, will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or
(d)    require consent or approval of, filing with, or notice to any Person which, if not obtained would prevent Seller from performing its obligations hereunder.
4.4    Compliance with Laws. Seller has no Knowledge that it is in material violation of any applicable Laws, orders, ordinances, rules, regulations or judgment of any Governmental

Authority in existence as of the Effective Date with respect to the Assets, except for violations or alleged violations by the Facilities Owners in common, or by the Operating Agent acting on their behalf.
4.5    Permits, Licenses, Etc. Seller holds all material permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all Governmental Authorities that Seller requires in order to own any of the Assets (collectively, “Seller Permits”), except for such failures to hold such Seller Permits that are also failures of all the other Facilities Owners.
4.6    Litigation. There is no claim, action, proceeding or investigation pending, or to Seller’s Knowledge, threatened against or relating to Seller or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Purchaser or its Affiliates for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements, or the consummation by Seller of the transactions contemplated hereby or thereby, or (c) a material impairment of Seller’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements, except for claims, actions, proceedings or investigations pending against, or judgments, decrees or orders set forth on Schedule 4.6 involving all of the other Facilities Owners or the Operating Agent as agent for the Facilities Owners.
4.7    Title. Seller has good and marketable title, or valid and effective leasehold rights in the case of leased property, and valid and effective licenses in the case of licensed rights, to the Owned Personal Property and Leased Property included in the Assets to be sold, conveyed, assigned, transferred and delivered to Purchaser by Seller, free and clear of all Encumbrances of any nature whatsoever, except for (a) those created pursuant to this Agreement by Purchaser, (b) those which will be discharged or released prior to or substantially simultaneously with, the Closing, (c) Permitted Encumbrances and (d) those set forth on Schedule 4.7, which do not apply only and exclusively to the interest of Seller but that also apply to interests of the other Facilities Owners in common and/or the Operating Agent, as agent for any of the Facilities Owners.
4.8    Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller and in such a manner as not to give rise to any valid claim against Purchaser (by reason of Seller’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.
4.9    Taxes. To Seller’s Knowledge:
(a)    All Tax Returns required to be filed, on or prior to the Closing Date, by Seller with respect to the Assets and the Acquired Interests have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Seller with respect to the Assets and the Acquired Interests for the Pre-Closing Tax Period (except for any applicable Straddle Period) have been timely paid.

(b)    No extensions or waivers of statutes of limitations have been given or requested for any Taxes owed with respect to the Assets or the Acquired Interests.
(c)    Seller is not a party to any Tax proceeding with any Governmental Authority with respect to the Assets or the Acquired Interests, other than protests related to property taxes in the ordinary course of business disclosed on Schedule 4.9(c). There are no pending or threatened Tax audits by any Governmental Authority with respect to the Assets or the Acquired Interests.
(d)    There are no Encumbrances for Taxes upon the Assets or the Acquired Interests nor is any Governmental Authority in the process of imposing any Encumbrances for Taxes on the Assets or the Acquired Interests, in each case, other than Permitted Encumbrances.
(e)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(f)    All Taxes with respect to the Assets and the Acquired Interests which are required by Law to be withheld or collected for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority.
(g)    Except as disclosed on Schedule 4.9(g), none of the Assets or the Acquired Interests are subject to any Tax partnership agreement or are otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
4.10    Environmental Matters. Except as disclosed on Schedule 4.10:
(a)    Seller has not received and does not have Knowledge of any of the following written notices for which any allegations or potential liability remains unresolved: (i) from any Governmental Authority, either (y) alleging a material violation of Environmental Laws with respect to the Facilities, the Facilities Switchyard, or the Assets or (z) requesting information concerning compliance with Environmental Laws with respect to the Facilities, the Facilities Switchyard, or Assets; (ii) from any Person threatening or initiating a lawsuit or other proceedings based upon allegations of material violations of Environmental Laws with respect to the Facilities, the Facilities Switchyard, or the Assets; (iii) from any Person or Governmental Authority alleging the occurrence of any Release of Hazardous Materials arising, occurring, or originating within or emanating from the Facilities, the Facilities Switchyard, or the Assets, or in connection with any Hazardous Materials generated or transported in connection with the Facilities, the Facilities Switchyard, or the Assets, which would reasonably be expected to impose material liability upon any Facility Owner; or (iv) from any person alleging any indemnification obligation in connection with Environmental Laws or Hazardous Materials in connection with the Facilities, the Facilities Switchyard, or the Assets.
(b)    To Seller’s Knowledge, the Facilities, the Facilities Switchyard, and the Assets are, and have been since September 1, 2015, in compliance with all Environmental Laws. To Seller’s Knowledge, the Facilities, the Facilities Switchyard, the Assets, the Facility Owners and the Operating Agent hold, have an interest in or are subject to all Environmental Permits necessary for the ownership and operations of the Facilities, the Facilities Switchyard, and the

Assets in material compliance with Environmental Laws, all such Environmental Permits are listed on Schedule 4.10 and are in full force and effect, the Facilities, the Facilities Switchyard, the Assets, the Facility Owners and the Operating Agent are, and have been since September 1, 2015, in material compliance with all such Environmental Permits, timely and complete renewal applications have been filed for any such Environmental Permits that will expire within the next twelve (12) months, and Seller has no Knowledge of facts or conditions that would reasonably be expected to result in the modification, termination or revocation of such Environmental Permits.
(c)    To Seller’s Knowledge, no facts or circumstances exist with regard to Hazardous Materials, Environmental Conditions, Environmental Laws or Releases of Hazardous Materials that would reasonably be expected to have a Material Adverse Effect on the Facilities, the Facilities Switchyard, or Assets.
(d)    To Seller’s Knowledge, no material obligations must be performed under any settlement agreement, order, or consent decree in connection with the Facilities, the Facilities Switchyard, or the Assets, including under the Consent Decree.
(e)    To Seller’s Knowledge, seller has provided to Purchaser copies of all material environmental reports and other material environmental documents regarding the current compliance of the Facilities, the Facilities Switchyard, and the Assets with Environmental Law, and any Environmental Condition in connection with the Facilities, the Facilities Switchyard or the Assets that would reasonably be expected to result in material liabilities or obligations with respect to such Assets.
4.11    Facilities Project Contracts. Seller has listed on Schedule 2.1(h) and made available to Purchaser an accurate and complete copy of each Facilities Contract, including all amendments, supplements and waivers. With respect to each Facilities Contracts constituting either a “Project Agreement” as such term is defined in the Facilities Co-Tenancy Agreement or a “Project Agreement” as such term is defined in the Facilities Operating Agreement (collectively, “Facilities Project Contracts”), (a) each Facilities Project Contract is valid, binding and in full force and effect, and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally, and general equitable principles, (b) Seller has performed, in all material respects, the obligations required to be performed by it under each Facilities Project Contract and there has not occurred a material violation of, or material default or material breach by, Seller under any Facilities Project Contract and (c) to Seller’s Knowledge, each other party under each Facilities Project Contract has performed, in all material respects, the obligations required to be performed by it under such Facilities Project Contract and there has not occurred a material violation of, or material default or material breach by, any other party under any Facilities Project Contract. Seller has timely paid all undisputed amounts owed by it under the Facilities Project Contracts and any disputed amount owed by Seller under the Facilities Project Contracts is set forth on Schedule 4.11. To the extent any agreement listed on Schedule 2.1(h) is amended following the date hereof (each such amendment, a “Subsequent Modification”), Seller shall provide to Purchaser the amendment and an updated Schedule 2.1(h). No Subsequent Modification entered into by Seller has a Material Adverse Effect.

4.12    Excluded Assets. None of the Excluded Assets are necessary to access, develop, build, construct, install, own, use, operate, electrically interconnect and maintain the Assets. Except as set forth on Schedule 4.12, Seller does not own, lease, sublease, occupy, use or otherwise have any interest in any real property that is material to access, develop, build, construct, install, own, use, operate, electrically interconnect and maintain the Assets other than the Assets and the Excluded Assets.
4.13    Emission Allowances. There are no Emission Allowances with respect to the Facilities held in common by the Facilities Owners and all Emission Allowances of Seller with respect to the Facilities will be conveyed to Purchaser pursuant to Section 2.1(g) or retained by Seller pursuant to Section 2.2(k).
4.14    Sufficiency for Delivery. The interest being purchased by Purchaser of the Facilities Switchyard and Assets are of sufficient capacity to physically deliver the output of energy, ancillary services, and any other electrical products produced by the Acquired Interests to the high side of the 345kV and 500 kV buses of the Facilities Switchyard and that the Excluded Assets are not necessary for such delivery.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in Purchaser’s Schedule of Exceptions corresponding to the Section of this Agreement to which such disclosure applies Purchaser represents, warrants and, where specified, disclaims to Seller as follows:
5.1    Organization and Existence. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the Navajo Nation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Purchaser is duly qualified to do business and is in good standing in the state where the Facilities are located. Purchaser has heretofore delivered to Seller complete and correct copies of its Certificate of Formation and operating agreement as currently in effect.
5.2    Execution, Delivery and Enforceability. Purchaser has full limited liability company power to enter into, and carry out its obligations under, this Agreement and the Ancillary Agreements which are executed by Purchaser and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements which are executed by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action required on the part of Purchaser and no other limited liability company proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming Seller’s due authorization, execution and delivery of this Agreement and the Ancillary Agreements when executed by Seller, this Agreement does and the Ancillary Agreements, when executed by Purchaser, will constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.
5.3    No Violation. Subject to Purchaser obtaining the Purchaser’s Required Regulatory Approvals and the Purchaser’s Required Consents, neither the execution and delivery of this Agreement or any of the Ancillary Agreements executed by Purchaser, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:
(a)    violate, or conflict with, or result in a breach of any provisions of the operating agreement or other organizational documents of Purchaser;
(b)    result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing Date will have been, obtained;
(c)    violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Purchaser or any of its assets, except where such violations, individually or in the aggregate will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or
(d)    require consent or approval of, filing with, or notice to any Person which, if not obtained would prevent Purchaser from performing its obligations hereunder.
5.4    Compliance with Laws. Purchaser has no Knowledge that it is in material violation of any applicable Laws, orders, ordinances, rules, regulations or judgment of any Governmental Authority in existence as of the Effective Date with respect to the Assets.
5.5    Litigation. There is no claim, action, proceeding or investigation pending, or to Purchaser’s Knowledge, threatened against or relating to Purchaser or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Seller or its Affiliates for damages as a result of Purchaser entering into this Agreement or any of the Ancillary Agreements, or the consummation by Purchaser of the transactions contemplated hereby or thereby or (c) a material impairment of Purchaser’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements.
5.6    Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and in such a manner as not to give rise to any valid claim against Seller (by reason of Purchaser’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.

5.7    Investigation. Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Assets as contemplated hereunder. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Without limiting the generality of the foregoing, Purchaser has reviewed, understands, and at the Closing will be able to perform all of its obligations as a Facilities Owner under the Facilities Contracts, including the Four Corners Financial Assurance Policy.
5.8    “AS IS” SALE. EXCEPT IN THE CASE OF FRAUD OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT THE ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” AND “WITH ALL FAULTS”, AND IN THEIR CONDITION ON THE CLOSING DATE, AND THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO LIABILITIES, OPERATIONS OF THE ASSETS, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL, ENVIRONMENTAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER WILL CAUSE OR CREATE ANY REPRESENTATION OR WARRANTY DISCLAIMED BY THE FOREGOING EXCEPT AS DISCLOSED IN THIS AGREEMENT, IN A SCHEDULE ATTACHED HERETO OR IN AN ANCILLARY AGREEMENT.
ARTICLE 6
COVENANTS OF EACH PARTY
6.1    Efforts to Close; Conduct Pending Closing
(a)    Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, including the specific deadlines set forth in Section 6.2, each of the Parties hereto agrees to use its Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, without limitation, exerting their Commercially Reasonable Efforts to (i) obtain the consents, authorizations and approvals of all private parties and any Governmental Authority whose consent is reasonably necessary to effectuate the transactions contemplated hereby, and (ii) effect all other necessary registrations and filings, including, without limitation, filings under applicable Laws, including with NMPRC,

FERC or any other applicable Governmental Authority. Each Party will provide the other with copies of all written communications from Governmental Authorities relating to the approval or disapproval of the transactions contemplated by the Agreement and the Ancillary Agreements.
(b)    Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing:
(i)    Costs associated with preliminary title reports and title policies, extended coverage and any endorsements shall be borne by Purchaser; and except as otherwise specifically set forth in Section 6.2, all fees, charges and costs of economists and other experts, if any, jointly retained by Purchaser and Seller in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the transactions will be borne one-half by Purchaser and one-half by Seller.
(ii)    All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination of this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.
(c)    Environmental Assessments. The Parties acknowledge that all Environmental Liabilities set forth herein shall be apportioned pursuant to Section 2.5(c).
(i)    No later than ten (10) Business Days before December 1, 2023, the Parties shall consult and use Commercially Reasonable Efforts to select a mutually acceptable environmental consultant (“Environmental Consultant”) in order to conduct a Phase I environmental site assessment and other environmental compliance audits of the Facilities and the Facilities Switchyard as the Parties deem necessary (subject to the Facilities Operating Agreement or any other Facilities Document and any required permissions or approvals from the Facilities Owners or Operating Agent), with the scope of such assessments and investigations to be mutually agreed by the Parties (the “Environmental Assessment”). In the event an Environmental Consultant declines to act as Environmental Consultant and perform the Environmental Assessment or to perform the Environmental Assessment according to the mutually agreed-upon requirements set forth in this Section 6.1(c), then, as soon as is reasonably practicable, but in no case later than January 1, 2024, the Parties agree they shall select a mutually agreed upon replacement Environmental Consultant to conduct the Environmental Assessment. Each Party will submit to the other Party a list of up to three (3) suggested Environmental Consultants capable of carrying out the obligations of the Environmental Consultant under this Agreement and a summary of each suggested Environmental Consultant’s experience and qualifications. Within five (5) Business Days thereafter, the Parties will meet and confer by telephone or in person to seek to agree upon the Environmental Consultant from the lists that have been exchanged. If such agreement is not reached as the result of such meeting, the Parties will provide a second list of suggested Environmental Consultant to one another, and the Parties will meet and confer again within five (5) Business Days thereafter to attempt to reach agreement upon an Environmental Consultant.

(ii)    Beginning January 1, 2024 (or some other reasonable time as mutually agreed among the Parties and the Environmental Consultant), the Environmental Consultant shall, using the methodologies mutually agreed by the Parties and the Environmental Consultant as set forth in Section 6.1(c)(i), carry out the Environmental Assessment. The Environmental Consultant shall provide the Parties with a copy of any final written reports resulting from such Environmental Assessment. Seller shall cooperate with and shall use Commercially Reasonable Efforts to assist the Environmental Consultant in gaining access to the Facility and Facilities Switchyard, personnel and records necessary to conduct such Environmental Assessments and shall promptly notify Environmental Consultant and Purchaser of any communications by Operating Agent or any other Person with respect to any material threatened or existing violations of Environmental Law, material or existing Environmental Conditions or material or existing liability under Environmental Law in connection with the Facilities or the Facilities Switchyard and shall provide to Purchaser any information reasonably requested by it in connection with the foregoing. The results of such Environmental Assessments shall not be binding on the Parties, and shall not be deemed to constitute an agreement by the Parties as to the existence or extent of current Environmental Conditions at the Facilities, although the Parties may introduce such Environmental Assessments into evidence if admissible under applicable Law, and otherwise use such Environmental Assessments, in connection with any proceeding or dispute between them in connection with this Agreement. Any information obtained from any Environmental Assessment pursuant to this Section 6.1(c) shall be kept confidential by the Parties hereto unless otherwise required by Law to be disclosed to a Governmental Authority or to a court of law or other tribunal in any judicial proceeding or as needed for a Party to perform routine business operations, such as communications with its accountants, financial advisors and attorneys or as a Party chooses to use such information or Environmental Assessment in connection with any proceeding or dispute between the Parties in connection with this Agreement.
(iii)    All costs arising from or related to the Environmental Assessment and the engagement of the Environmental Consultant shall be borne fifty percent (50%) by each of Seller and Purchaser.
(d)    Conduct Pending Closing. Prior to consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, and except to the extent approved by Purchaser or otherwise contemplated by this Agreement, Seller shall:
(i)    Not: (A) sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any assets or properties which would be included in the Assets, other than sales in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect, (but Seller shall use Commercially Reasonable efforts to tender the Acquired Interests upon Closing under circumstances that will allow continued operation and generation of the Plant under the Facilities Contracts through the duration of the Coal Supply Agreement, which efforts shall include, for the avoidance of doubt, making no affirmative vote as a Facilities Owner to reduce the production from or cease the operation of the Plant prior to the end of the Coal Supply Agreement term); (B) incur, assume, guaranty, or otherwise become liable in respect of any indebtedness for money borrowed, in each case which would result in Purchaser assuming such liability hereunder after the Closing; (C) delay the payment and discharge of any liability which, upon Closing, would be an Assumed Liability, because of the transactions contemplated hereby; or (D) encumber or voluntarily subject to any lien any Asset, except for Permitted Encumbrances;
(ii)    Approve, or take all steps necessary to approve, all scheduled Capital Improvements in accordance with the Facilities Co-Tenancy Agreement and any requirements therein, unless mutually agreed not to approve by Purchaser and Seller;
(iii)    Not take any action under its control which would cause the Operating Agent to operate the Facilities under the Facilities Operating Agreement in violation of applicable Laws, including Environmental Laws; provided, that the foregoing shall not require Seller to violate the terms or conditions of the Facilities Co-Tenancy Agreement or the Facilities Operating Agreement;
(iv)    Upon the request of Purchaser, deliver to Purchaser any written notices from the Operating Agent regarding Environmental Conditions or violations or potential violations of Environmental Law; provided, that the foregoing shall not require Seller to violate the terms or conditions of the Facilities Co-Tenancy Agreement or the Facilities Operating Agreement or any other confidentiality obligation of Seller;
(v)    Provide Purchaser and its consultants, representatives and agents with reasonable access and information; provided, that the foregoing shall not require Seller to violate the terms or conditions of the Facilities Co-Tenancy Agreement or the Facilities Operating Agreement or any other confidentiality obligation of Seller; and
(vi)    With respect to the Assets or the Acquired Interests, not (A) make or change any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (C) change any annual Tax accounting period, adopt or change any method of Tax accounting, (D) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, or (E) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, other than, in all cases, in the ordinary course of business and consistent with past practices.
(e)    Amended Contracts. Subject to the terms and conditions herein provided, each of the Parties agrees to cooperate and to use its Commercially Reasonable Efforts in order to amend or amend and restate any Amended Contract in a form reasonably satisfactory to the Facilities Owners. The Parties shall use Commercially Reasonable Efforts to prepare an amendment to the Facilities Co-Tenancy Agreement (the “Facilities Co-Tenancy Agreement Amendment”) and an amendment to the Facilities Operating Agreement (the “Facilities Operating Agreement Amendment”), each, in form and substance reasonably acceptable to Purchaser and Seller.
Consents and Approvals.
(a)    Subject to Section 6.1(a), Purchaser will file the application for any Purchaser’s Required Regulatory Approvals and any Facilities Permits and Seller will file Seller’s Required Regulatory Approvals, in each case, no later than March 30, 2021, unless a later date is mutually agreed to by Purchaser and Seller (each, an “Applicant” as applicable); provided, that in the event that a Purchaser’s Required Regulatory Approval or a Seller’s Required Regulatory Approval would reasonably expire prior to the Closing Date if such filing occurs prior to March 30, 2021, then the Parties shall make Commercially Reasonable Efforts to select a reasonable date for such filing but in all events to ensure that such approvals will be received by, and will continue to be effective on, December 31, 2024. Subject to Section 6.1(a), Purchaser shall be responsible for obtaining all of Purchaser’s Required Consents, Purchaser’s Required Regulatory Approvals and Facilities Permits and Seller shall be responsible for obtaining all of Seller’s Required Consents and Seller’s Required Regulatory Approvals. As promptly as practicable after the date of this Agreement, each Applicant shall use Commercially Reasonable Efforts to take all necessary actions to obtain the same, shall diligently prosecute all applications and shall coordinate with the other Party and afford the other Party the opportunity to review all filings; provided that no Party shall make application to FERC pursuant to sections 203 or 205 of the Federal Power Act prior to January 1, 2023, or such other date as mutually agreed to by the Parties. The other Party will use Commercially Reasonable Efforts to support the application filings of the Applicant and both Parties shall otherwise cooperate with each other with respect to the consummation of such approvals. Each Party will provide the other with copies of all material written communications from Governmental Authorities relating to the approval or disapproval of the transactions contemplated by this Agreement.
(b)    Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Purchaser or Seller to agree to, accept or become subject to, any material requirement, obligation or condition imposed by a Governmental Authority on Applicant or its Affiliates as a condition of granting any necessary approvals, which conditions include, without limitation, conditions that: (i) impose material conditions on Applicant, its Affiliates or its customers or ratepayers; (ii) require the divestiture of any portion of any assets or businesses of Applicant or its Affiliates; (iii) require the redirection or distribution of benefits and burdens associated with this Agreement as between Applicant and its customers or ratepayers, in a manner that is adverse to Applicant (other than in an immaterial way); or (iv) otherwise result in or require Applicant or its Affiliates to take on risk, responsibilities or liabilities (other than any immaterial risks, responsibilities or liabilities) that were not expected or anticipated pursuant to this Agreement.
6.3    Tax Matters.
(a)    All Transfer Taxes, if any and to the extent required by applicable Laws, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne fifty percent (50%) by each of Seller and Purchaser. Purchaser will file, to the extent required by applicable Laws, all necessary Tax Returns and other documentation with respect to any such Transfer Taxes, and Seller, if required by applicable Laws, will join in the execution of any such Tax Returns or other documentation; provided that Seller will be entitled to review in advance and provide comments on any Tax Returns the execution of which it joins pursuant to this Section 6.3(a), which comments Purchaser shall consider in good faith.
(b)    With respect to Taxes to be prorated in accordance with Section 3.6 of this Agreement, Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Assets and the Acquired Interests, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Purchaser’s preparation of those Tax Returns that are for a Pre-Closing Tax Period or a Straddle Period shall be subject to Seller’s approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall make such Tax Returns available for Seller’s review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns, it being understood that Seller’s failure to approve any such Tax Returns shall not limit Purchaser’s obligation to timely file such Tax Returns and duly and timely pay all Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Tax Return, Seller shall, to the extent that such Tax has not been prepaid and has not been reflected in an adjustment to the Purchase Price, pay to Purchaser Seller’s prorated portion of the amount shown as due on such Tax Returns as determined in accordance with Section 3.6 of this Agreement and shall, to the extent required by law, join in the execution of any such Tax Returns. Purchaser and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.
(c)    Purchaser and Seller shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Assets, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination as reasonably requested by the requesting Party. Purchaser and Seller shall retain all books and records with respect to liability for Taxes with respect to the Assets for the full period of any applicable statute of limitations for Taxes with respect to the Assets. Any information obtained pursuant to this Section 6.3 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto unless otherwise required by Law to be disclosed to a Governmental Authority in an audit or examination or to a court of law or other tribunal in any judicial Tax proceeding.
(d)    In the event that a dispute arises between Seller and Purchaser as to the amount of any Taxes due with respect to the Assets, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Purchaser. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.
(e)    If Purchaser receives or becomes entitled to any Tax refund or any amount credited against Tax that is attributable to the ownership, operation or use of the Assets prior to the Closing Date, Purchaser shall (i) in the case of a refund, pay Seller the amount of any such refund, reduced by any net Tax required under applicable Laws to be paid by Purchaser with respect thereto, and (ii) in the case of a credit, pay to Seller at such time or times as such credit is actually utilized, the excess of (A) the amount of Taxes that would have been payable (or the amount of the Tax refund, offset or other reduction in Tax liability actually receivable) by Purchaser in the absence of such credit over (B) the amount of Taxes actually payable (or the amount of the Tax refund, offset or other reduction in Tax liability that would have been receivable) by Purchaser.
(f)    Nothing in this Section 6.3 or elsewhere in this Agreement shall make either Party liable for the Income Taxes of the other or for any Taxes (other than Transfer Taxes, if applicable) imposed on the other as a result of the transactions contemplated by this Agreement.
6.4    Risk of Loss. Subject to Section 2.2(h), if, before the Closing Date, all or any portion of the Facilities or the Facilities Switchyard, becomes subject to or is threatened with any condemnation or eminent domain proceeding, Seller shall notify Purchaser promptly in writing of such fact. In the event of such taking, Seller, upon the Closing, shall assign to Purchaser any claim, settlement or proceeds thereof. If, before the Closing Date all or any portion of the Facilities or the Facilities Switchyard are damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part, Seller shall, upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance to Purchaser; provided, that any proceeds relating to the Excluded Switchyard Interests (or any other applicable Excluded Assets) shall be retained by Seller.
6.5    Cooperation Relating to Insurance. Until the Closing, Seller will not take any action that will decrease the level of insurance coverage for the Facilities and the Facilities Switchyard as in effect on the date hereof, including, without limitation, property damage and liability insurance, unless agreed by the other Facilities Owners and Purchaser. In addition, Seller agrees to use Commercially Reasonable Efforts to assist Purchaser in making any claims against pre-Closing insurance policies of Seller that may provide coverage related to Assumed Liabilities. Purchaser agrees that it will indemnify Seller for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation. On and after the Closing, Seller shall authorize the Operating Agent to take any actions necessary to remove Seller from any Facilities Insurance Policies and, except with respect to (a) the extent required to cover the Excluded Assets and (b) insurance rights retained by Seller pursuant to Section 2.2(h), Seller agrees to waive its rights with respect to such insurance coverage from and after the Closing. If requested by Seller, Purchaser agrees to exercise Commercially Reasonable Efforts to assist Seller, at Seller’s cost, in obtaining so-called “tail” coverage in respect of claims brought after the Closing for events occurring prior to the Closing, including, if appropriate, listing Seller as an additional insured or named insured in policies of Purchaser and/or the Facilities Owners. Seller agrees that it will reimburse Purchaser for its reasonable out-of-pocket expenses incurred in providing such assistance to Seller in obtaining tail coverage.
6.6    Reasonable Cooperation. Each Party agrees to use Commercially Reasonable Efforts to cooperate with the other Party to effect the consummation of the transactions contemplated by this Agreement, including with respect to all consents and approvals required for Closing, and to provide the other Party with such access or information related to the Facilities as may reasonably be requested in connection with such transactions. Without limiting the generality of the forgoing, the Parties shall work with each other prior to the Closing Date to determine if any Facilities Contract which is not currently listed on Schedule 2.1(h) or Schedule 1.1.62, or approval of any Governmental Authority which is not currently listed on Schedule 1.1.63 or Schedule 1.1.73, should be listed on such Schedules. Each Party agrees to provide reasonably requested assistance of the other and will use Commercially Reasonable Efforts to collaborate with each other, including involvement as required by applicable Laws. Each Party agrees to use Commercially Reasonable Efforts to reach agreement, if necessary, on mutually acceptable terms and conditions for operation of the Facilities Switchyard post-Closing, including allowing Purchaser transmission access on an open access basis pursuant to a FERC-approved tariff, that does not materially and adversely impact the value (economically or operationally) of the transaction to Purchaser.
6.7    Exclusivity. During the term of this Agreement, and except as necessary to fulfill its obligations under the Facilities Co-Tenancy Agreement, Seller will (a) deal exclusively with Purchaser and will not offer to sell, solicit offers to sell or negotiate with any third party for the sale of the Assets; and (b) promptly notify Purchaser of any unsolicited offer, interest or inquiry by a third party concerning a possible purchase of the Assets and will not provide to any third party any information with respect to a possible sale of the Assets; provided, that Purchaser acknowledges that Seller is required to provide information pursuant to the Facilities Contracts for right of first refusal purposes, and to entertain and negotiate with Facilities Owners with respect to right of first refusal.
6.8    Post Closing — Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other, at the requesting Party’s expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing non-privileged records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving either of the Parties hereto (other than in connection with disputes between the Parties hereto) and based upon contracts, arrangements or acts of Seller, Purchaser, the other Facilities Owners or the Operating Agent on behalf of one or more of the Facilities Owners which were in effect or occurred on, prior to, or after Closing and which relate to the Assets, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents, and representatives of Purchaser or Seller. Without limiting the generality of the foregoing, Purchaser shall use Commercially Reasonable Efforts to (i) assist Seller, at Seller’s expense, by making available Purchaser’s representatives to provide testimony in proceedings on behalf of Seller and (ii) permit Seller to participate consistent with current practice in the financial audits for the Facilities with respect to pre-Closing periods.
6.9    Post Closing — Information and Records.
(a)    Following the Closing, Purchaser will not dispose of any books, records, documents or information reasonably relating to any Excluded Assets or Excluded Liabilities except in accordance with Purchaser’s existing record retention policies. During such period, Purchaser will permit Seller to examine and make copies, at Seller’s expense, of such books, records, documents and information for any reasonable purpose, including any litigation now pending or hereafter commenced by or against Seller, or the preparation of income or other Tax

Returns. Seller will provide reasonable notice to Purchaser of its need to access such books, records, documents or other information.
(b)    Seller shall not be entitled to examine or copy privileged and/or attorney work product documents or information pursuant to Section 6.9(a). If privileged and/or attorney work product documents or information, including communications between Purchaser and its counsel, are disclosed to Seller in the books, records, documents or other information made available by Purchaser, Seller agrees (i) such disclosure is inadvertent, (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (iii) such information will be kept confidential, and (iv) Seller will promptly return to Purchaser (or will destroy or make inaccessible such information to the extent reasonably possible and certify as such to Purchaser) all copies of such books, records, documents or other information in the possession of Seller.
6.10    Limited Waiver of Sovereign Immunity
(a)    Purchaser irrevocably agrees that, to the extent that it has or hereafter may acquire any right of immunity against Seller, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the courts of the United States of America, any state of the United States of America, in the courts of the Navajo Nation, in an arbitration proceeding as set forth in the Dispute Resolution or any other arbitrations, or elsewhere, to enforce or collect upon this Agreement or the other agreements entered into in connection with this Agreement, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of judgment and immunity of any of its property from attachment prior to entry of judgment, or from attachment in aid of execution upon a judgment, Purchaser expressly, unconditionally and irrevocably waives any such immunity and consents and submits to the Laws set forth in Section 12.10 and the jurisdiction set forth in Section 12.11 to resolve any dispute arising out of, under, or in connection with this Agreement and/or the other agreements entered into in connection with this Agreement.
(b)    Purchaser clearly, expressly, unequivocally, and irrevocably waives any benefits, rights, immunities, privileges, or limitations in applicable Navajo Nation Law that would otherwise foreclose specific performance, injunctive relief, money damages, or any other remedies or relief from Purchaser pursuant to this Agreement.
(c)    Purchaser clearly, expressly, unequivocally, and irrevocably waives any otherwise existing right or claim of right to require exhaustion of tribal administrative or judicial remedies prior to exercise of the dispute resolution provisions of the Agreement including with respect to Dispute Resolution and any ancillary litigation proceedings, to compel arbitration or enforce any arbitration award in a New Mexico state court of competent jurisdiction. Purchaser’s consent to the jurisdiction of a New Mexico state court of competent jurisdiction as provided in this Agreement is irrevocable. Purchaser waives any rights to have any dispute heard in a Navajo Nation tribunal or in any Navajo Nation administrative or judicial body whatsoever.
(d)    Purchaser agrees and clearly, expressly, unequivocally, and irrevocably waives its sovereign immunity, but only to Seller and exclusively for the purposes of this Agreement, for recourse and enforcement against any and all of the assets of Purchaser only. Purchaser’s agreement and express, unequivocal, and irrevocable waiver of its sovereign immunity shall not be asserted, interpreted, or applied to permit or authorize the sale or transfer of any property held by the Navajo Nation apart from the Purchaser’s property, or any other property held by any other Navajo Nation instrumentality or entity other than Purchaser, whether such property is held in trust by the United States, or otherwise.
(e)    Purchaser clearly, expressly, unequivocally, and irrevocably waives its sovereign immunity for Seller to seek to obtain, and where deemed appropriate by an arbitrator, an arbitration panel, or a judge of a New Mexico state court of competent jurisdiction, for Seller to obtain one or more of the following: (A) interpretation of this Agreement; (B) to make Purchaser perform a specific action Purchaser is obligated to perform pursuant to this Agreement, or to make Purchaser discontinue some specific action Purchaser is precluded from performing pursuant to this Agreement; or (C) to require Purchaser to comply with the duties and obligations clearly and expressly agreed to by Purchaser within this Agreement.
(f)    Purchaser clearly, expressly, unequivocally, and irrevocably agrees that, to the extent Purchaser changes its company, corporate, or organizational form, any resulting company, corporation, or organization will, by Navajo Nation Council resolution if necessary, provide all of the same limited waivers of sovereign immunity to Seller as those set forth in this Section 6.10.
(g)    Purchaser agrees that to the extent any later changes in Navajo Nation Law cause Purchaser to be unable to comply with any provision(s) of this Agreement, Purchaser shall nonetheless remain subject to all of its obligations under this Agreement notwithstanding any such changes in Navajo Nation Law, and Purchaser’s failure to comply with any provision(s) of this Agreement on the basis of any such change in Navajo Nation Law shall not be excused and shall constitute a breach this Agreement and be actionable under the dispute resolution terms of this Agreement.
(h)    Purchaser’s agreement and clear, express, unequivocal, and irrevocable waiver of its sovereign immunity shall not apply, redound, or inure to any other third party (or non-Party) person or entity other than Seller and Seller’s successors and assigns.
(i)    Purchaser’s limited waiver as set forth in this Section 6.10 shall survive the termination or expiration of this Agreement and any ancillary agreements thereto and remain effective until any applicable statute of limitations runs.
(j)    Purchaser represents and warrants that all of the persons creating and executing this Agreement and any related agreements necessary to effectuate this Agreement, are actually, fully, properly, apparently, and impliedly authorized to vest all of the persons creating and executing this Agreement with all authorities necessary to bind and obligate Purchaser to the terms of this Agreement.
(k)    Nothing in this Agreement and/or the other agreements entered into in connection with this Agreement, and no waiver of Purchaser’s sovereign immunity pursuant to this Section 6.10 shall be construed as a waiver of the sovereign immunity or exhaustion of tribal remedies by the Navajo Nation or any other instrumentality of the Navajo Nation, and no such waiver by Purchaser shall create any liability on the part of the Navajo Nation or any other instrumentality of the Navajo Nation for the debts and obligations of Purchaser, or shall be construed as a consent to the encumbrance or attachment of any property of the Navajo Nation or any other instrumentality of the Navajo Nation based on any action, adjudication, or other determination of liability of any nature incurred by Purchaser. The acts and omissions of Purchaser, its directors, officers, employees, and agents shall not create any liability, obligation, or indebtedness either of the Navajo Nation or payable out of assets, revenues, or income of the Navajo Nation.
ARTICLE 7
RECLAMATION AND CSA TRUE-UP PAYMENT CALCULATION
7.1    Reclamation Obligations. The Parties agree that, subject to Section 7.4 herein, Final Reclamation Costs attributable to Seller at the Navajo Mine under the Coal Supply Agreement shall be paid to Purchaser by Seller as provided in Section 7.4 of this Agreement, and such Final Reclamation Costs shall be determined by the results of the Pre-Closing Reclamation Study (as defined below) pursuant to Section 7.3 (the “Pre-Closing Study Final Reclamation Costs”) and shall be apportioned to Seller pursuant to the apportionment set forth in the Coal Supply Agreement, and such Pre-Closing Reclamation Study shall be conducted by a mutually agreed upon Independent Third Party engaged by the Parties pursuant to Section 7.2 of this Agreement, if applicable. This Agreement will in no way be construed to expand or alter Seller’s obligations with respect to Contemporaneous Reclamation Costs pursuant to the Coal Supply Agreement.
7.2    Selection of Independent Third Party; Use of Scheduled Study.
(a)    No later than ten (10) Business Days before December 1, 2023, the Parties shall consult with the other Facilities Owners to determine if a reclamation study to estimate the costs of Final Reclamation has been scheduled or will be scheduled pursuant to the Coal Supply Agreement (“Scheduled Study”), with such Scheduled Study to commence within ninety (90) calendar days of December 1, 2023, or such other reasonable period as mutually agreed to by the Parties. If the Parties determine that such a Scheduled Study is to occur within such time frame and the Parties mutually agree that the methodology of the Scheduled Study is substantially similar to the methodology set forth in Exhibit I, the Parties agree to use Commercially Reasonable Efforts to (i) obtain any necessary consents or approvals from the Facilities Owners to use the Scheduled Study as the Pre-Closing Reclamation Study for the purposes of this Agreement and (ii) reach an agreement with the Person providing the Scheduled Study to carry out such Scheduled Study pursuant to the terms of Article 7 hereof. If such conditions are met, then the Scheduled Study will operate as the Pre-Closing Reclamation Study for the purposes of this Agreement.
(b)    If any of the conditions required to use a Scheduled Study as the Pre-Closing Reclamation Study in Section 7.2(a) are not met, the Parties shall engage the Independent Third Party, who the Parties agree is qualified to accurately conduct the Pre-Closing Reclamation Study to the reasonable satisfaction of all Parties. The Parties shall engage the Independent Third Party no later than December 1, 2023 upon the terms set forth in Section 7.3 herein to carry out the Pre-Closing Reclamation Study.

(c)    In the event the Independent Third Party declines to act as the Independent Third Party and perform the Pre-Closing Reclamation Study or to perform the Pre-Closing Reclamation Study according to the requirements set forth in this Article 7, then, as soon as is reasonably practicable, but in no case later than January 1, 2024, the Parties agree they shall select a mutually agreed upon replacement Independent Third Party to conduct the Pre-Closing Reclamation Study. Each Party will submit to the other Party a list of up to three (3) suggested Independent Third Parties capable of carrying out the obligations of the Independent Third Party under this Agreement and a summary of each suggested Independent Third Party’s experience and qualifications. Within five (5) Business Days thereafter, the Parties will meet and confer by telephone or in person to seek to agree upon the Independent Third Party from the lists that have been exchanged.
(d)    If such agreement is not reached as the result of such meeting, the Parties will provide a second list of suggested Independent Third Parties to one another, and the Parties will meet and confer again within five (5) Business Days thereafter to attempt to reach agreement upon an Independent Third Party. If such agreement on the Independent Third Party is not reached pursuant to the second list of suggested Independent Third Parties, the Parties will proceed to arbitration as further set forth in Dispute Resolution under this Agreement.
7.3    Pre-Closing Reclamation Study.
(a)    Beginning January 1, 2024 (or some other reasonable time as mutually agreed among the Parties and the Independent Third Party), the Independent Third Party shall, using substantially the same methodology as the 2019 Reclamation Study set forth in Exhibit I hereto, conduct a study of the Navajo Mine to determine, as accurately as possible, the Final Reclamation Costs arising from the Final Reclamation of the Navajo Mine as provided for in the Coal Supply Agreement that shall make up the Pre-Closing Study Final Reclamation Costs (the “Pre-Closing Reclamation Study”). The Parties will work in good faith with the Independent Third Party to ensure that the Pre-Closing Reclamation Study shall be delivered to both Parties as expeditiously as is reasonably practicable, but it is the intent of the Parties that such delivery will occur by or before July 1, 2024.
(b)    Upon completion of the Pre-Closing Reclamation Study, the Independent Third Party will provide a draft of the Pre-Closing Reclamation Study to the Parties (the “Draft Reclamation Study”). Within thirty (30) days of the receipt of the Draft Reclamation Study, the Parties shall provide any comments to the Independent Third Party. Any comments provided by a Party to the Independent Third Party must also be provided to the other Party to this Agreement contemporaneously with their submission to the Independent Third Party. All communications between a Party and the Independent Third Party with respect to the Draft Reclamation Study shall be copied to the other Party if in writing, and a Party shall be provided an opportunity to participate in any telephonic conversations, in-person meetings, or otherwise between the Independent Third Party and the other Party. The Independent Third Party will provide timely responses to any reasonable comment by any Party with respect to the Draft Reclamation Study and will agree to meet and confer with such commenting Party as necessary. Within sixty (60) days (or some other time as mutually agreed to by the Parties) after the receipt of the final comments by any Party with respect to the Draft Reclamation Study, the Independent Third Party shall issue the Pre-Closing Reclamation Study in writing to both Parties.

(c)    Upon the receipt of the Pre-Closing Reclamation Study, the Parties shall have ten (10) Business Days, or such other time period as agreed to by the Parties, to deliver notice of acceptance or rejection of the results of the Pre-Closing Reclamation Study pursuant to Section 12.13. If a Party has not delivered a notice of acceptance or rejection by the end of the time period set forth in this Section 7.3(c), that Party will be deemed to have accepted the results of the Pre-Closing Reclamation Study for purposes of this Agreement. Both an affirmative acceptance of the results of the Pre-Closing Reclamation Study and the lack of rejection within ten (10) Business Days will be defined as a “Final Reclamation Acceptance.” Upon the mutual receipt of the Final Reclamation Acceptance, the Parties shall be bound by the findings of the Pre-Closing Reclamation Study.
(d)    In the event that (i) ten (10) Business Days lapse without the mutual receipt of the Final Reclamation Acceptance by both Parties from the other Party or (ii) either Party notifies the other Party in writing of its rejection of the Pre-Closing Reclamation Study pursuant to Section 2.3(c), the Parties will proceed to Dispute Resolution.
7.4    CSA True-Up Payment Calculation. When both Parties have tendered their respective Final Reclamation Acceptance pursuant to Section 7.3(c), Seller shall become bound and obligated to pay its proportionate share, as such proportionate share is defined in the Coal Supply Agreement, of the Pre-Closing Study Final Reclamation Costs. Seller shall, subject to the adjustments herein, pay amounts equal to its proportionate share of such Pre-Closing Study Final Reclamation Costs, adjusted for the Inflation Rate and Discount Rates, in unrestricted, immediately available funds to Purchaser, paid by wire transfer to an account or accounts designated in writing by Purchaser at the Closing of this Agreement (the “CSA True-Up Payment”). The CSA True-Up Payment will be reduced by the amount of funds held by Seller under the Escrow Agreement, and the CSA True-Up Payment calculation methodology is set forth on Exhibit J.
7.5    Escrow Account. Contemporaneously with the CSA True-Up Payment, Seller shall deliver (a) an executed counterpart to an amendment to the Escrow Agreement, executed by the parties thereto, which will release Seller from all obligations and liabilities and (b) an assignment agreement in a form reasonably satisfactory to Purchaser that assigns all of Seller’s rights and obligations associated with the Escrow Account and to any funds within the Escrow Account ((a) and (b) together, the “Escrow Deliverables”).
7.6    CSA Release. At the Closing, Purchaser shall release Seller from all obligations under the Coal Supply Agreement pursuant to the release in the form attached hereto as Exhibit G (the “CSA Release”).
7.7    Resolution of Disputes; Executive Conference. Any dispute between the Parties arising pursuant to, out of, or in connection with this Article and its meaning, interpretation, or application, shall be resolved as set forth in this Dispute Resolution.
(a)    The Dispute Resolution process will be initiated by the delivery of a written notice by a Party (“Noticing Party”) of the dispute (“Notice of Dispute”) to the Party with which a dispute is claimed. The Notice of Dispute will specify the existence, nature and extent of the dispute. Copies of the Notice of Dispute will be served on all other Parties. The Notice of Dispute will specifically state the sums allegedly due, any non-monetary obligation allegedly not performed, or both if applicable.
(b)    Within fifteen (15) Business Days of receipt of the Notice of Dispute, the Party alleged not to be performing may protest in writing any or all of the matters set forth in the Notice of Dispute (“Dispute Protest”), specifying the basis of the Dispute Protest. Copies of the Dispute Protest will be served by the protesting Party (“Protesting Party”) on the other Party.
(c)    Within fifteen (15) Business Days of the service of a Notice of Dispute under Section 7.6(a) or within ten (10) Business Days of the service of a Dispute Protest under Section 7.6(b), the executive representatives of the Parties involved in the dispute will meet at a mutually agreeable time and place to attempt to negotiate a timely and amicable resolution of the dispute. If an executive of a Party intends to be accompanied by counsel, the other Parties will be given at least five (5) Business Days’ written notice of such intent and may also be accompanied by counsel. All negotiations will be confidential and will be treated as compromise and settlement negotiations under New Mexico Law. If the matter is not thereafter resolved within sixty (60) calendar days after a Party’s receipt of a notice of dispute from the other Party or such other time period agreed to in writing by the Parties, the matter shall be submitted to binding arbitration, as set forth below.
7.8    Binding Arbitration. In the event negotiations between the Parties do not result in resolution of the Parties’ dispute(s), the Parties shall submit to binding arbitration conducted pursuant to the American Arbitration Association’s (“AAA”) Commercial Arbitration Rules and Mediation Procedures for Large, Complex Commercial Disputes, except that if such rules and practices, as modified herein, conflict with New Mexico Rules of Civil Procedure or any other provisions of New Mexico Law then in force which are specifically applicable to arbitration proceedings, such New Mexico Law will govern. Any substantive resolution of disputes will be governed by the contract and commercial Laws of the State of New Mexico, subject to and conditioned by the following:
(a)    Arbitration Notice. The demanding Party (the “Claimant”) shall provide a notice of arbitration (the “Arbitration Notice”) to the other Party (the “Respondent”), which shall include: (i) the designation of such Party’s arbitrator; and (ii) a reasonably detailed statement of the facts and theories supporting that Party’s claims. Within this same period, the Claimant shall provide a copy of the Arbitration Notice to the Respondent in accordance with the notice provisions of Section 12.13. The Claimant shall also provide a copy of the Arbitration Notice to Respondent’s counsel (whether in-house or external) as identified in Section 12.13 of this Agreement.
(b)    Response to Arbitration Notice. Within thirty (30) calendar days of receipt of the Arbitration Notice (unless otherwise agreed to in writing by the Parties), the Respondent shall provide the Claimant a Response to the Arbitration Notice, which shall include: (i) the designation of such Party’s arbitrator; and (ii) a reasonably detailed statement of the facts and theories supporting the Respondent’s defenses and counter-claims.
(c)    Third Neutral Arbitrator. The two (2) Party arbitrators shall choose the third neutral arbitrator for the arbitration panel. In the event the two (2) Party arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from its National Roster, who shall be free of any association of any kind with either Party and whose participation as an arbitrator shall not otherwise constitute a conflict of interest or give rise to an appearance of impropriety. The arbitrators shall be bound by, and strictly adhere to the AAA’s Code of Ethics for Arbitration in Commercial Disputes, with particular attention to Canon IX.
(d)    Fees and Expenses. Each Party shall pay the costs, fees and expenses of its appointed arbitrator, and the Parties shall each pay one-half of the third arbitrator’s costs, fees, and expenses, to conduct the arbitral hearing or proceeding.
(e)    Arbitration Panel and Arbitrator Authority to Issue Interim Exigent Equitable Relief. Unless agreed to otherwise, within thirty (30) days of the selection of a third arbitrator, the Parties shall conduct an arbitration hearing or proceeding, and such arbitration shall address all issues then currently in dispute. The arbitration panel shall have authority to issue interim/equitable relief prior to any arbitration proceeding, including the authority to direct discovery, specific performance and injunctive relief during the pendency of the dispute resolution proceedings provided by this Agreement.
(f)    Location of Arbitration. The arbitration shall be conducted at a mutually-agreed-upon location, which shall be either of the following cities: Shiprock, Navajo Nation or Albuquerque, New Mexico. In the event the Parties cannot agree to the location of the arbitration hearing or proceeding, a majority of the arbitral panel shall decide on the location of the arbitration hearing or proceeding; which shall be either of the following cities: Shiprock, Navajo Nation or Albuquerque, New Mexico.
(g)    Award and Enforcement. The decision or award of the arbitration panel (“Arbitration Award”) shall be made by a majority of the panel, and given in writing to the Parties within thirty (30) days after the conclusion of the arbitral hearing or proceeding, the submittal of any post-hearing briefs or other filings that may be requested by the arbitration panel. The arbitration panel is authorized to award monetary damages and equitable relief, specific performance and injunctive (preliminary and permanent) and declaratory relief, and/or specific performance to a Party, if such relief, in their opinion, is appropriate. In any arbitration, each Party shall bear its own costs, expenses, and attorneys’ fees, unless the arbitration panel orders otherwise. This agreement to arbitrate is specifically enforceable, and the Arbitration Award will be final and binding upon the Parties to the extent provided by the Laws of the State of New Mexico. Any Arbitration Award may be filed with a court of competent jurisdiction in New Mexico and upon motion of a Party the court shall enter a judgment in conformity therewith as provided by the New Mexico Uniform Arbitration Act. Said judgment is enforceable in other States and Territories of the United States under the Full Faith and Credit provisions of the United States Constitution and other Laws.
7.9    Actions to Compel Arbitration, for Equitable Relief, and for Enforcement of Arbitration Provisions or an Arbitral Award.
(a)    Forum. The Judicial District Court of the State of New Mexico and any federal court located in the United States District Court for the District of New Mexico shall have exclusive jurisdiction to compel the Parties’ participation in binding arbitration pursuant to this

Agreement, enforce an arbitral award, and grant any exigent equitable relief necessary to maintain the status quo, during the pendency of the arbitration.
(b)    Choice of Law. The validity, interpretation, and effect of this Dispute Resolution shall be governed by Section 12.10 of this Agreement.
7.10    Legal Remedies. Nothing in this Dispute Resolution will be deemed to prevent a Party from commencing judicial action: (i) to obtain a provisional remedy to protect the effectiveness of the arbitration proceeding; (ii) to confirm, enforce, modify, correct, vacate or challenge an Arbitration Award on grounds provided for in the New Mexico Uniform Arbitration Act; (iii) to obtain relief in instances where the arbitrators are unable or unwilling to act within the time provided for in Section 7.10; (iv) where, as the result of the unreasonable or dilatory conduct of another Party, a Party is not able to obtain a timely valid and enforceable Arbitration Award; (v) if a Party is prohibited by Law from participating in binding arbitration; or (vi) as otherwise set forth in this Agreement.
7.10    Prompt Resolution. The Parties acknowledge the importance of prompt dispute resolution. Accordingly, it is agreed that any arbitration proceeding hereunder will be scheduled and conducted in such a manner that the decision of the arbitrators is rendered no later than one hundred and eighty (180) days after an Arbitration Notice is served pursuant to Section 7.6(a).
ARTICLE 8-
INDEMNIFICATION
7.1    Indemnification by Seller
(a)    Purchaser Claims. Subject to Section 8.1(b) and 8.8(b), from and after the Closing, Seller will indemnify, defend, release and hold harmless Purchaser and its Affiliates, and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Purchaser Group”), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (including reasonable legal, accounting and other expenses in connection therewith) (collectively, “Damages”), and including costs and expenses incurred in connection with investigations, and settlement proceedings arising out of, with respect to or by reason of, the following (collectively, “Purchaser Claims”):
(i)    Seller’s breach or violation of any covenant or agreement set forth in this Agreement;
(ii)    any breach or inaccuracy of the representations or warranties made by Seller contained in Article 4 of this Agreement;
(iii)    the Excluded Assets; and
(iv)    the Excluded Liabilities.
(b)    SELLER LIMITATIONS. IF THE CLOSING OCCURS, THE PURCHASER GROUP WILL NOT BE ENTITLED TO ANY PUNITIVE, INCIDENTAL,

INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF ANY PURCHASER CLAIMS, INCLUDING SUCH DAMAGES FOR LOST REVENUES, INCOME, PROFITS OR TAX BENEFITS, DIMINUTION IN VALUE OF THE FACILITIES, OR ANY OTHER SUCH DAMAGE RESULTING FROM THE DISRUPTION TO OR LOSS OF OPERATION OF THE ASSETS, EXCEPT TO THE EXTENT PAYABLE WITH RESPECT TO ANY THIRD PARTY CLAIMS OR THE FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF SELLER.
8.2    Indemnification by Purchaser.
(a)    Seller Claims. Subject to Section 8.2(b) and 8.8(b), from and after the Closing, Purchaser will indemnify, defend and hold harmless Seller and its Affiliates and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Seller Group”), from and against any and all Damages, and including costs and expenses incurred in connection with, investigations and settlement proceedings arising out of, with respect to or by reason of the following (collectively, “Seller Claims”):
(i)    Purchaser’s breach or violation of any covenant or agreement set forth in this Agreement;
(ii)    Any breach or inaccuracy of the representations or warranties made by Purchaser contained in Article 5 of this Agreement
(iii)    the Assets; and
(iv)    the Assumed Liabilities.
(b)    PURCHASER LIMITATIONS. IF THE CLOSING OCCURS, THE SELLER GROUP WILL NOT BE ENTITLED TO ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF ANY SELLER CLAIM, INCLUDING SUCH DAMAGES FOR LOST REVENUES, INCOME, PROFITS OR TAX BENEFITS, DIMINUTION IN THE VALUE OF THE FACILITIES OR ANY OTHER SUCH DAMAGE RESULTING FROM THE DISRUPTION TO OR LOSS OF OPERATION OF THE ASSETS, EXCEPT TO THE EXTENT PAYABLE WITH RESPECT TO ANY THIRD PARTY CLAIMS OR THE FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF PURCHASER.
8.3    Notice of Claim. Subject to the terms of this Agreement and upon a Party’s receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate, the Party seeking indemnification hereunder (the “Indemnitee”) will promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 8.1 or Section 8.2. (The written notice is referred to as a “Notice of Claim.”) A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification except, and then only to the extent, such failure shall have materially and adversely prejudiced Indemnitor.

8.4    Defense of Third Party Claims.
(a)    The Indemnitor will defend, in good faith and at its expense, any Third Party Claim set forth in a Notice of Claim. The Indemnitee, at its expense, may participate in the defense and employ, at its expense, separate counsel of its choice for such purpose. The Indemnitee cannot settle or compromise any Third Party Claim so long as the Indemnitor is defending in good faith. If the Indemnitor elects not to or does not contest a Third Party Claim, , or the Indemnitor has an unresolvable conflict of interest and therefore cannot undertake the defense of the Third Party Claim on behalf of Indemnitee, the Indemnitee may undertake its defense and the Indemnitor will be bound by the result obtained by the Indemnitee, and the Indemnitor agrees to pay to the Indemnitee promptly upon demand from time to time all reasonable attorneys’ fees and other reasonable costs and expenses of defending the Third Party Claim.
(b)    The Indemnitor may at any time request the Indemnitee to agree to the payment or compromise by the Indemnitor of the Third Party Claim if such payment or compromise includes a full, complete and unconditional release of the Indemnitee from further liability. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor’s request, the Indemnitor may proceed with the payment or compromise of the Third Party Claim stated in the request. If within that fifteen (15) day period the Indemnitee notifies the Indemnitor in writing that it has determined that the contest of the Third Party Claim should be continued, the Indemnitor will be liable under this Article 8 only for an amount up to the amount which the third party to the contested Third Party Claim had agreed to accept in payment or compromise as of the time the Indemnitor made its request.
(c)    This Section 8.4 is subject to the rights of any Indemnitee’s insurance carrier that is defending the Third Party Claim, which insurance carrier’s rights shall supersede the rights of Indemnitor with respects to any conflicts.
8.5     (Reserved).
8.6    Direct Claim Procedures. In the event Indemnitee has a claim for indemnity under Section 8.1 or 8.2 against Indemnitor that does not involve a Third Party Claim, Indemnitee agrees to promptly deliver a Notice of Claim to Indemnitor. The Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification unless, and then only to the extent that, such failure shall have materially and adversely prejudiced Indemnitor. If the Indemnitor does not notify the Indemnitee within thirty (30) days following the receipt of a Notice of Claim that the Indemnitor disputes its indemnity obligation to the Indemnitee with respect to such claim, such claim shall be conclusively deemed a liability of the Indemnitor and the Indemnitor shall promptly pay to the Indemnitee any and all damages arising out of such claim. If the Indemnitor has timely disputed its indemnity obligation with respect to such claim, the Parties shall proceed to resolve such dispute using negotiations or by seeking any other remedy available under contract or applicable Laws.
8.7    Cooperation. The Party defending the Third Party Claim will (a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim; and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The Parties will cooperate in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.
8.8    Mitigation and Limitation on Claims. As used in this Agreement, the term “Indemnifiable Claim” means any Purchaser Claims or Seller Claims. Notwithstanding anything to the contrary contained herein:
(a)    Reasonable Steps to Mitigate. The Indemnitee will take all reasonable steps to mitigate all Damages relating to an Indemnifiable Claim, including to the extent reasonable in the circumstances availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this Article 8, and the Indemnitor will reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation, together with, interest thereon from the date of payment to the date of repayment at the “prime rate” as published in The Wall Street Journal.
(b)    Minimum Claim. No Party shall have any liability or obligation to indemnify under Section 8.1(a)(ii) or Section 8.2(a)(ii), as the case may be, unless the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds One Hundred Fifty Thousand Dollars ($150,000), and recovery shall be limited only to such amounts as exceed One Hundred Fifty Thousand Dollars ($150,000). For purposes of the foregoing, individual claims of Fifteen Thousand Dollars ($15,000) or less shall not be aggregated for purposes of calculating such deductible threshold amount or for calculating damages in excess of such amount. In no event shall either Party’s liability under Section 8.1(a)(ii) or Section 8.2(a)(ii), respectively, exceed five million dollars ($5,000,000.00) ); provided that this limitation shall not apply to indemnification with respect to Sections 4.7 (Title). Nothing in this Section 8.8 is intended to modify or limit a Party’s liability or obligation hereunder for other Indemnifiable Claims, including claims of Purchaser with respect to Excluded Liabilities or claims of Seller with respect to Assumed Liabilities.
(c)    The survival periods applicable to this Article 8 are set forth in Section 12.20.
8.9    Exclusivity. Except as specifically set forth in this Agreement, and except for intentional fraud, following the Closing, the rights and remedies of Seller Group, on the one hand, and Purchaser Group, on the other hand, for money damages under this Article 8 are, solely as between Seller Group on the one hand and Purchaser Group on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller on the one hand, and Purchaser on the other hand, may have under this Agreement under applicable Laws with respect to any Indemnifiable Claim, whether at common law or in equity. Other than with regards to rights or claims either Seller Group or Purchaser Group may have under this Agreement, Seller Group and Purchaser Group each release each other from any Damages arising under Environmental Law in connection with the Facilities, the Facilities Switchyard, or the Assets, their operations and their disposal practices.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS
OF PURCHASER AT THE CLOSING
The obligations of Purchaser under this Agreement to complete the purchase of the Assets and assume the Assumed Liabilities are subject to the satisfaction or waiver, or deemed satisfaction or waiver, on or prior to the Closing, of each of the following conditions precedent:
9.1    Compliance with Provisions. Seller has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.
9.2    Injunction. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority, which prohibits the consummation of the sale of the Assets.
9.3    Required Regulatory Approvals. Without limiting the generality of Sections 6.1 and 6.2, Purchaser shall have received all of Purchaser’s Required Regulatory Approvals and Seller shall have received all of Seller’s Required Regulatory Approvals.
9.4    Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct of the Closing Date, in each case as though made at and as of the Closing Date, except as would not result in a Material Adverse Effect.
9.5    Seller’s Closing Deliverables. Purchaser shall have received all of Seller’s Closing Deliverables.
9.6    Liens. Any and all Encumbrances (other than Permitted Encumbrances) on the Assets shall have been released and any documents necessary to evidence such release shall have been delivered to Purchaser.
9.7    Required Consents. Without limiting the generality of Sections 6.1(a) and 6.2, all of Seller’s Required Consents shall have been obtained. In addition, the Parties have submitted for approval from the Bureau of Indian Affairs any required consent or waiver to the proposed transaction by the Department of the Interior pursuant to the §323 Grant.

9.8    Facilities Permits; Transmission. Purchaser shall have secured the transfer, reissuance or procurement of the Facilities Permits, effective as of the Closing Date. Purchaser shall have secured a reasonably satisfactory agreement, if necessary, with Seller or another qualified party regarding the operation of the Facilities Switchyard post-Closing including allowing Purchaser transmission access on an open access basis pursuant to a FERC-approved tariff, that does not materially and adversely impact the value (economically or operationally) of the transaction to Purchaser.
ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AT THE CLOSING
The obligations of Seller under this Agreement to complete the sale of the Assets and transfer the Assets and Assumed Liabilities to Purchaser are subject to the satisfaction or waiver, or deemed satisfaction or waiver, on or prior to the Closing, of each of the following conditions precedent:
10.1    Compliance with Provisions. Purchaser has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.
10.2    Injunction. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale of the Assets.
10.3    Required Regulatory Approvals. Without limiting the generality of Sections 6.1(a) and 6.2, Purchaser shall have received all of Purchaser’s Required Regulatory Approvals, and Seller shall have received all of Seller’s Required Regulatory Approvals.
10.4    Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date, in each case as though made at and as of the Closing Date, except as would not result in a material adverse effect on Purchaser’s ability to consummate the transactions contemplated herein.
10.5    Purchaser’s Closing Deliverables. Seller shall have received all of Purchaser’s Closing Deliverables.
10.6    Required Consents. Without limiting the generality of Sections 6.1(a) and 6.2, all of Purchaser’s Required Consents shall have been obtained, (b) all of Seller’s Required Consents shall have been obtained and (c) the Closing shall not result in a material breach by Seller of a material Facilities Contract. In addition, the Parties have submitted for approval from the Bureau of Indian Affairs any required consent or waiver to the proposed transaction by the Department of the Interior pursuant to the §323 Grant.
10.7    Facilities Permits. Purchaser shall have secured the transfer, reissuance or procurement of the Facilities Permits, effective as of the Closing Date.

10.8    Consent Decree. (a) The United States Department of Justice shall have consented to the addition of Purchaser as a party to the Consent Decree effective as of the Closing, (b) the United States District Court for the District of New Mexico shall have issued an appropriate order modifying the Consent Decree to that effect and (c) pursuant to the actions in (a) and (b), Seller shall have been relieved of all rights and obligations under and associated with the Consent Decree.
10.9    Financial Assurance. Purchaser has satisfied the financial credit obligations specified in the Four Corners Financial Assurance Policy of the Facilities Operating Agreement.
10.10    Settlement Agreement. (a) Purchaser shall have assumed all rights and obligations under the Settlement Agreement and (b) Seller shall have been relieved of all rights and obligations under and associated with the Settlement Agreement, pursuant to an executed assignment agreement as described in Section 3.7(k).
ARTICLE 11
TERMINATION
11.1    Rights To Terminate. This Agreement may, by written notice given on or prior to the Closing Date, in the manner provided in Section 12.13, be terminated at any time prior to the Closing Date (or such other date as may be set forth below):
(a)    by Seller if there has been a misrepresentation by Purchaser that would have a material adverse effect with respect to this Agreement and the transactions contemplated herein or a material default or material breach by Purchaser with respect to the due and timely performance of any of Purchaser’s covenants and agreements contained in this Agreement (a “Purchaser Event of Default”), and such misrepresentation, default or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Purchaser, of written notice specifying particularly such misrepresentation, default or breach;
(b)    by Purchaser if there has been a misrepresentation by Seller that would have a Material Adverse Effect with respect to this Agreement and the transactions contemplated herein or a material default or material breach by Seller with respect to the due and timely performance of any of Seller’s covenants and agreements contained in this Agreement (a “Seller Event of Default” and together with a Purchaser Event of Default, an “Event of Default”), and such misrepresentation, default or breach is not cured by the earlier of the Closing Date, or the date thirty (30) days after receipt by Seller of written notice specifying particularly such misrepresentation, default or breach;
(c)    by Purchaser or Seller upon written notice, if any Right of First Refusal has not expired or been waived in writing by every Facilities Owner other than Seller and Purchaser (as applicable) within one hundred and eighty (180) days of the Effective Date or such other date as mutually agreed by the Parties; provided, that if any Facilities Owner exercises its Right of First Refusal, then the Purchaser, to the extent it is authorized to exercise its Right of Refusal under the Facilities Co-Tenancy Agreement, shall exercise such right in accordance with Section 13 of the Facilities Co-Tenancy Agreement; and provided, further, the Purchaser and Seller, pursuant to Section 6.6 and subject to the requirements of Section 13 of the Facilities Co-Tenancy Agreement, agree to (i) amend this Agreement to account for such exercise (to amend the description of the

Assets to reflect the reduced interest to be acquired hereunder); and (ii) this Agreement, as so amended, shall (A) be the terms and conditions upon which Seller will convey the amended Assets to Purchaser provided hereunder with respect to the exercise of Purchaser’s Right of First Refusal under the Facilities Co-Tenancy Agreement and (B) be deemed by Purchaser and Seller to have met the requirements of Section 13 of the Facilities Co-Tenancy Agreement;
(d)    by Purchaser or Seller, if a permanent injunction or other order or decree by any federal or state court or Governmental Authority is issued which prevents the consummation of the transactions or if a Law shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the transactions; provided, that the Party seeking termination hereunder has satisfied any reasonable appeals process with respect to such permanent injunction or other order or decree;
(e)    by Seller if a Seller’s Required Regulatory Approval is denied or if Seller has a material condition placed upon it as set forth in Section 6.2 or by Purchaser if a Purchaser’s Required Regulatory Approval is denied or if Purchaser has a material condition placed upon it as set forth in Section 6.2;
(f)    by Purchaser or Seller, if Closing does not occur by December 31, 2024 (unless such date has been mutually agreed to be changed pursuant to Section 3.1, in which case such other mutually agreed date shall apply); provided, that the defaulting or breaching Party shall have no right to terminate this Agreement under this Section 11.1(f) if such Party’s default or breach caused, or resulted in, the failure of the Closing to occur on or before December 31, 2024 (unless such date has been mutually agreed to be changed pursuant to Section 3.1, in which case such other mutually agreed date shall apply);
(g)    by Purchaser pursuant to Section 12.4; or
(h)    by mutual agreement of Seller and Purchaser.
11.2    Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all further obligations and liabilities of the Parties to consummate the transactions hereunder will terminate; provided, that the Parties will have all remedies at law or in equity for breach or default occurring prior to termination (including specific performance as provided in Section 11.3) and the obligations set forth in Sections 4.8, 5.6, and Articles 8, 11 and 12 shall survive. Upon termination, the originals of any items, documents or written materials provided by one Party to the other Party will be returned by the receiving Party to the providing Party.
11.3    Specific Performance; Limitation of Damages. Seller acknowledges that the transactions contemplated by this Agreement are unique and that Purchaser will be irreparably injured should such transactions not be consummated in a timely fashion. Consequently, Purchaser will not have an adequate remedy at law if Seller shall fail to transfer, assign and convey the Assets when required to do so hereunder. In such event, prior to any termination of this Agreement pursuant to Section 11.1, Purchaser shall have the right, in addition to any other remedy available in equity or law, to seek specific performance of such obligation by Seller and to seek an injunction or injunctions to prevent breaches by Seller hereunder, subject to Purchaser’s performance of its obligations hereunder. Purchaser acknowledges that the transactions contemplated by this

Agreement are unique and that Seller will be irreparably injured should such transactions not be consummated in a timely fashion. Consequently, Seller will not have an adequate remedy at law if Purchaser shall fail to purchase the Assets when required to do so hereunder. In such event, prior to any termination of this Agreement pursuant to Section 11.1, Seller shall have the right, in addition to any other remedy available in equity or law, to seek specific performance of such obligation by Purchaser and to seek an injunction or injunctions to prevent breaches by Purchaser hereunder, subject to Seller’s performance of its obligations hereunder. Except with respect to Third Party Claims as contemplated in Sections 8.1(b) and 8.2(b), neither Party will be entitled to any punitive, incidental, indirect, special or consequential damages, including such damages for lost revenues, income or profits, resulting from or arising out of a breach of this Agreement, whether or not the Closing occurs.
11.4    Refund Upon Termination.
(a)    In the event this Agreement is terminated pursuant to Section 11.1 (other than a termination under Section 11.1(b) or Section 12.4) prior to the Closing, Purchaser shall refund any portion of the Initial CSA Assignment Payment and Final CSA Assignment Payment received by Purchaser from Seller prior to such termination. Purchaser shall pay any such amount at the sooner of (i) within twenty (20) Business Days of the termination of this Agreement and (ii) December 31, 2024; or such other date as mutually agreed to in writing by the Parties. Upon the termination of this Agreement, any payment made pursuant to this Section 11.4 shall be made by Purchaser to Seller in cash, with interest at an annual compounded rate of six point seven percent (6.7%) with such interest accruing from the date any such refunded amount was originally paid to Purchaser and ending on the date such payment set forth herein is paid to Seller.
(b)    In the event this Agreement is terminated pursuant to Section 11.1(b) or Section 12.4, Purchaser shall offset any portion of the Initial CSA Assignment Payment and Final CSA Assignment Payment received from Seller against payments owed to Purchaser by Seller under the Coal Supply Agreement in an amount equal to such Initial CSA Assignment Payment and Final CSA Assignment Payment received. Upon the event of such termination as set forth herein, the Parties agree that they shall cooperate to create and implement any mechanisms required, if necessary, to carry out the offset against Seller’s obligations under the Coal Supply Agreement. Any amount offset against Seller’s obligations under the Coal Supply Agreement made pursuant to this Section 11.4(b) shall be increased by interest deemed accrued at an annual compounded rate of six point seven percent (6.7%), with such interest accruing from the date any such offset amount was originally paid to Purchaser and ending on the date such termination event giving rise to Seller’s right of offset occurs.
ARTICLE 12
MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS
12.1    Expenses. Except as otherwise provided herein, each Party is responsible for its own costs and expenses (including attorneys’ and consultants’ fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

12.2    Entire Document. This Agreement (including the Exhibits and Schedules to this Agreement) and the Ancillary Agreements contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings between the Parties with respect to the subject matter of this Agreement prior to the execution date of this Agreement, written or oral.
12.3    Amendment and Waiver. No waiver and no modification or amendment of any provision of this Agreement is effective unless made in writing and duly signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective, referring specifically to this Agreement, and then only to the specific purpose, extent and interest so provided. Except as otherwise provided in this Agreement, no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude or estop any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 8.9, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
12.4    Schedules. The Parties agree and acknowledge that the Schedules delivered pursuant to the terms of this Agreement are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. In addition to the foregoing, if after the Effective Date, Seller gains Knowledge of any potential breach of any representation or warranty set forth in Article 4, then until eleven (11) Business Days prior to the Closing, Seller shall have the right to supplement, modify, or update the Seller’s Schedule of Exceptions (the “Updated Seller’s Schedule of Exceptions”) (including with respect to representations and warranties set forth in Article 4 that are not qualified by reference to Seller’s Schedule of Exceptions as of the date hereof); provided, that such right to supplement, modify, or update shall not apply to Schedule 2.1(q) and Schedule 2.4(q). Such Updated Seller’s Schedule of Exceptions shall be given effect for all purposes under this Agreement, including with respect to the satisfaction of the conditions precedent set forth in Article 9 and with respect to the determination of indemnification obligations under Article 8; provided, that if without giving effect to the Updated Seller’s Schedule of Exceptions there would be a breach that would allow the termination of this Agreement, then Purchaser shall have the right to terminate this Agreement by providing written notice to Seller within ten (10) Business Days after such Updated Seller’s Schedule of Exceptions was provided.
12.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.
12.6    Severability. If any provision hereof is held invalid or unenforceable, including as a result of future legislative action, this holding or action will be strictly construed and will not affect the validity or effect of any other provision hereof, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. To the extent permitted by law, the Parties waive, to the maximum extent permissible, any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
12.7    Assignability.
(a)    Except as provided in Section 12.7(b), this Agreement is not assignable by either Party without the prior written consent of the other Party, which may not be unreasonably withheld by the non-assigning Party, and no assignment shall relieve the assigning Party of any of its obligations hereunder, except with consent of the non-assigning Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, prior written consent of the other Party shall not be required for any upstream change in control, merger or similar transaction with respect to either Party or any of such Party’s Affiliates. This Agreement is binding upon and inures to the benefit of the successors and permitted assigns of the Parties.
(b)    Purchaser shall have the right upon written notice to Seller (without requiring the consent of Seller) to assign all or any part of this Agreement and Purchaser’s rights and obligations hereunder to any corporation or entity the stock or ownership of which is wholly owned by Purchaser; provided, that such assignee expressly assumes the rights and obligations of Purchaser being assigned; provided, further, that in the event of such assignment, Purchaser shall provide a guaranty guaranteeing all of such assignee’s obligations under this Agreement in form and substance reasonably acceptable to Seller.
12.8    Reliance on Counsel; Mutuality of Drafting. Each of the Parties agrees that it has been represented by independent counsel during the negotiation and execution of this Agreement, and that it has executed this Agreement upon the advice of such independent counsel. Each of the Parties agrees that it is not relying on the statements of the other Party as inducements to enter into this Agreement, and that no representations and warranties are made by any Party other than those set forth in this Agreement. Each Party cooperated in the drafting and preparation of this Agreement, and any and all drafts related thereto shall be deemed the work product of the Parties and not construed against any Party by reason of its preparation. Each Party hereby waives the application of any law, regulation, holding or rule of construction that provides that ambiguities in an agreement are construed against the Party drafting such agreement or document.
12.9    Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.
12.10    Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the state of New Mexico applicable to contracts made and performed in such state and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law.
12.11    Jurisdiction; Service of Process. Each of the Parties hereto, and subject to Dispute Resolution (a) hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of New Mexico and of any federal court located in the United States District Court for the District of New Mexico (or, if such courts do not accept jurisdiction, any state or federal court of competent jurisdiction in the United States) in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated herein, (b) hereby agrees to waive any objection to venue in the State of New Mexico and Bernalillo County, and (c) agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing in the same manner provided in Section 12.13 hereof.
12.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
12.13    Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, or by overnight delivery, and properly addressed as follows:
If to Purchaser:
Navajo Transitional Energy Company, LLC
4801 N Butler Ave.
Farmington, NM 87401
Attention: Bernard Masters
With a copy to:
Zev Simpser
50 South 6th Street
Suite 1500
Minneapolis, MN 55402

If to Seller:
Public Service Company of New Mexico
414 Silver Ave. SW
Albuquerque, NM 87102
Attn: Thomas Fallgren
With a copy to:
Madonna Bixby
414 Silver Ave. SW
Albuquerque, NM 87102
Attn: General Counsel
Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.
All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 12.13 are effective upon delivery, if received prior to

5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice or communication shall be deemed not to have been received until the next succeeding Business Day.
12.14    Public Statements.     The Parties shall first cooperate with each other prior to disseminating any press release or other public announcement or disclosure concerning this Agreement, the transactions contemplated herein or the Closing (which cooperation will include information that cannot be disseminated except in accordance with the following proviso); provided, that if pursuant to such cooperation the Parties have agreed in writing that certain information not be disseminated, then neither the other Party nor any of its respective Affiliates will disseminate any such press release or other public announcement or disclosure without the prior written consent of the requesting Party.
12.15    Time is of the Essence. Time is of the essence of each term of this Agreement Without limiting the generality of the foregoing, all times provided for in this Agreement for the performance of any act will be strictly construed.
12.16    No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.
12.17    No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.
12.18    Construction of Agreement. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the date they executed this Agreement.
12.19    Conflicts. In the event of any inconsistencies between the terms of and statements in the body of this Agreement and those in the Ancillary Agreements or the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the terms of and statements in the body of this Agreement will control.
12.20    Survival.
(a)    The representations and warranties given or made by any Party in Article 4 or Article 5 hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing until the first anniversary of the Closing Date, provided that the representations and warranties contained in Sections 4.7 (Title), 4.8 (Brokers), 5.6 (Brokers), 5.7 (Investigation) and 5.8 (As Is Sale) shall survive indefinitely or until the latest date permitted by law and the representations and warranties contained in Section 4.9 (Taxes) shall survive the Closing until the date that is thirty (30) days following the expiration of the applicable statute of limitations.

(b)    The covenants and agreements of the Parties contained in this Agreement, including those set forth in Sections 6.9, 6.10, and 11.4 and Article 8, shall survive the Closing indefinitely or until the latest date permitted by law, unless otherwise specified herein.
Notwithstanding the foregoing, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 12.20, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.
(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
NAVAJO TRANSITIONAL ENERGY COMPANY, LLC,
a Navajo Nation limited liability company

By:    /s/ Clark A. Moseley
Name: Clark A. Moseley
Title: Management Committee Executive

[Signature Page to Purchase and Sale Agreement]

PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

By:    /s/ Thomas Fallgren
Name: Thomas Fallgren
Title: Vice President of Generation

[Signature Page to Purchase and Sale Agreement]